UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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MATERION CORPORATION

(Name of registrant as specified in its charter)

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Materion Corporation
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Materion Corporation will be held at the Grand America Hotel, 555 South Main Street, Salt Lake City, Utah 84111 on May 6, 2015 at 8:00 a.m. (MDT) for the following purposes:

(1)	To elect three directors, each to serve for a term of two years and until a successor is elected and qualified;

(2)	To ratify Ernst & Young LLP as the independent registered public accounting firm for Materion Corporation for the year 2015;

(3)	To approve, by non-binding vote, named executive officer compensation; and

(4)	To transact any other business that may properly come before the meeting.

Shareholders of record as of the close of business on March 9, 2015 are entitled to notice of the meeting and to vote at the meeting or any adjournment or postponement of the meeting.

Michael C. Hasychak
Secretary
March 26, 2015
Important — your proxy is enclosed.
Please sign, date and return your proxy in the accompanying envelope or use one of the other methods listed below to vote your proxy.

MATERION CORPORATION
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
PROXY STATEMENT
March 26, 2015
GENERAL INFORMATION
Your Board of Directors is furnishing this proxy statement to you in connection with our solicitation of proxies to be used at our annual meeting of shareholders to be held on May 6, 2015. The proxy statement is being mailed to shareholders on March 26, 2015.
Registered Holders. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so by telephone, over the Internet or by mail.
By telephone. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number, 1-866-883-3382, using a touch-tone telephone. You will be prompted to enter the last four digits of your Social Security Number or Tax Identification Number. Then follow the simple instructions that will be given to you to record your vote.
Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may access the web site at http://www.proxypush.com/mtrn. You will be prompted to enter the last four digits of your Social Security Number or Tax Identification Number. Then follow the simple instructions that will be given to you to record your vote.
By mail. After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.
The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. Without affecting any vote previously taken, you may revoke your proxy by delivery to us of a new, later dated proxy with respect to the same shares, or giving written notice to us before or at the annual meeting. Your presence at the annual meeting will not, in and of itself, revoke your proxy.
Participants in the Materion Corporation Retirement Savings Plan and/or the Payroll Stock Ownership Plan (PAYSOP). If you participate in the Retirement Savings Plan and/or the PAYSOP, the independent trustee for each plan, Fidelity Management Trust Company, will vote your plan shares according to your voting directions. You may give your voting directions to the plan trustee in any one of the three ways set forth above. If you do not return your proxy card or do not vote over the Internet or by telephone, the trustee will not vote your plan shares. Each participant who gives the trustee voting directions acts as a named fiduciary for the applicable plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Nominee Shares. If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions.
In addition to the solicitation of proxies by mail, we may solicit the return of proxies in person, by telephone, facsimile or e-mail. We will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares and will reimburse them for their expenses. We will bear the cost of the solicitation of proxies. We retained Georgeson, Inc., at an estimated cost of $7,500 plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.
Voting. At the close of business on March 9, 2015, the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting, we had outstanding and entitled to vote 20,456,805 shares of common stock. Each outstanding share of common stock entitles its holder to one vote on each matter brought before the meeting.
With respect to Proposal 1, the three nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation, subject to the Company's Majority Voting Policy. The approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast on such proposals at the 2015 annual meeting.
Abstentions and Broker Non-Votes. At the annual meeting, the inspectors of election appointed for the meeting will tabulate the results of shareholder voting. Under Ohio law and our code of regulations, properly signed proxies that are marked “abstain” or are held in “street name” by brokers and not voted on one or more of the items (but otherwise voted on at least one item) before the meeting will be counted for purposes of determining whether a quorum has been achieved at the annual meeting.
If you have not provided directions to your broker, your broker or other nominee will not be able to vote your shares with respect to the election of directors (Proposal 1) or the non-binding vote to approve named executive officer compensation (Proposal 3).

Because the vote to ratify the appointment of Ernst & Young LLP (Proposal 2) is considered to be routine, your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on this proposal as the abstention will not be counted in determining the number of votes cast.
Abstentions and broker non-votes will not affect the vote on the election of directors. An abstention or broker non-vote with respect to the non-binding vote to approve named executive officer compensation (Proposal 3) will have no effect on the proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.

*        *        *

We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.
If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted as recommended by the Board of Directors as indicated on the proxy card.

1.   ELECTION OF DIRECTORS
Currently, our Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations provide for three classes of directors whose terms expire in different years. The Board of Directors has nominated each of Richard J. Hipple, William B. Lawrence and Geoffrey Wild to serve as a director until the 2017 annual meeting of shareholders or until his successor has been selected. In May 2014, our shareholders approved amendments to the Amended and Restated Articles of Incorporation and to the Amended and Restated Code of Regulations to declassify the board over a three-year period. All director nominees standing for election at or after the 2017 annual meeting of shareholders will be elected for a one-year term. Directors who were elected at the 2014 annual meeting of shareholders are serving a term of three years. At this annual meeting, directors whose terms expire will be elected to a term of two years, and at the 2016 annual meeting of shareholders, directors whose terms expire will be elected to a one-year term. Accordingly, beginning with the 2017 annual meeting of shareholders and at each annual meeting thereafter, all directors will stand for election annually.
Your Board of Directors unanimously recommends a vote for each of Richard J. Hipple, William B. Lawrence and Geoffrey Wild.
Your Board of Directors recommends a vote for these nominees.
If any of these nominees becomes unavailable, it is intended that the proxies will be voted as the Board of Directors determines. We have no reason to believe that any of the nominees will be unavailable. The three nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation. However, our Board of Directors has adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election is expected to tender his or her resignation following certification of the shareholder vote, subject to a 90-day review process by our Governance and Organization Committee and Board of Directors to consider whether the tendered resignation should be accepted. An abstention or broker non-vote is not treated as a vote “withheld” under our Majority Voting Policy. For additional details on the Majority Voting Policy, see page 9 of this proxy statement.
The following sets forth information concerning the director nominees and the directors whose terms of office will continue after the annual meeting:
Director Nominees
Richard J. Hipple, Chairman, President and Chief Executive Officer, Materion Corporation. In 2006, Mr. Hipple was named Chairman and Chief Executive Officer of Materion Corporation. He has served as President since 2005 and as Chief Operating Officer from 2005 until 2006. Mr. Hipple was President of Performance Alloys from 2002 until 2005. He joined the Company in 2001 as Vice President of Strip Products, Performance Alloys and served in that position until 2002. Prior to joining Materion Corporation, Mr. Hipple was President of LTV Steel Company, a business unit of The LTV Corporation (integrated steel producer and metal fabricator). Mr. Hipple has served on the Board of Directors of Ferro Corporation since 2007. Mr. Hipple has served on the Board of Directors of KeyCorp since 2012. Mr. Hipple is 62 years old. Mr. Hipple’s broad experience and deep understanding of the Company and the materials business, combined with his drive for innovation and excellence, positions him well to serve as our Chairman, President and Chief Executive Officer.
William B. Lawrence, Former Non-executive Chairman of the Board, Ferro Corporation (performance coatings, performance colors and glass; pigments; powders; oxide polymers; additives and specialty plastics). Mr. Lawrence served as Acting Chairman of the Board of Ferro Corporation from November 2012 until April 2013 and as Chairman from April 2013 to April 2014. Mr. Lawrence continues to serve on Ferro's Board of Directors, where he has been a member since 1999. Prior to the sale of TRW, Inc. (advanced technology products and services) to Northrop Grumman Corporation in 2002, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel and Secretary since 1997 and held various other executive positions at TRW since 1976. Mr. Lawrence is 70 years old and has been a director of Materion Corporation since 2003. Mr. Lawrence’s background as an Executive Vice President, General Counsel and Secretary of TRW, Inc. and as a director at Ferro Corporation provides him with the knowledge and experience to address the complex legislative, governance and financial issues facing global companies today.
Geoffrey Wild, Chief Executive Officer, AZ Electronic Materials S.A. (specialty chemicals and materials). Mr. Wild has served as the Chief Executive Officer and a director of AZ Electronic Materials since 2010. AZ Electronic Materials was acquired by Merck KgAa of Germany in May 2014. From 2008 to 2009, Mr. Wild was President and Chief Executive Officer of Cascade Microtech, Inc. (precision electrical measurement products and services). From 2002 to 2007, Mr. Wild was Chief Executive Officer of Nikon Precision Inc. (precision optical products). Mr. Wild served on the Board of Directors of Axcelis Technologies, Inc. from 2006 until 2011. Mr. Wild is 59 years old and was appointed to our Board of Directors in 2011. Mr. Wild’s substantial knowledge and management experience in the global semiconductor industry, including the role of a supplier of equipment and materials to international customers, deepens our Board of Directors’ insight into the operational issues that global companies face. Additionally, Mr. Wild’s role as a chief executive officer has exposed him to international financial and accounting issues.

Directors Whose Terms End in 2016
Vinod M. Khilnani, Retired Executive Chairman, CTS Corporation (electronic components and accessories). Mr. Khilnani became Executive Chairman of CTS Corporation in January 2013 and served in that capacity until May 2013. He had served as Chairman, President and Chief Executive Officer of CTS from 2007 until 2013. Prior to that time, he served as Senior Vice President and Chief Financial Officer since 2001. Mr. Khilnani was appointed to the Board of Gibraltar Industries in October 2014, to the Board of ESCO Technologies, Inc. in August 2014 and to the Board of Directors of 1st Source Corporation in 2013. Mr. Khilnani is 62 years old and has been a director of Materion Corporation since 2009. As the former Executive Chairman and Chief Executive Officer and President of CTS (and its former Chief Financial Officer), Mr. Khilnani offers a wealth of management experience and business knowledge regarding operational, financial and corporate governance issues, as well as extensive international experience with global operations.
Darlene J. S. Solomon, Ph.D., Senior Vice President and Chief Technology Officer, Agilent Technologies, Inc. (life sciences, diagnostics and applied chemical markets). Dr. Solomon has served as Senior Vice President and Chief Technology Officer of Agilent Technologies since 2006. Prior to that time, she served as Vice President and Director of Agilent Laboratories, Agilent's centralized advanced research organization. Dr. Solomon joined Agilent in 1999 and served in a dual capacity as the director of the Life Sciences Technologies Laboratory and as the senior director, research and development/technology for Agilent’s Life Sciences and Chemical Analysis business. Dr. Solomon is 56 years old and was appointed to the Board of Directors in 2011. She serves on multiple academic and government advisory boards focused on science, technology and innovation. With extensive knowledge and experience in materials measurement and leading innovation in a diversified global technology enterprise, Dr. Solomon brings to our Board of Directors valuable insight on research and development and other operational issues faced by companies focused on innovations in technology.
Robert B. Toth, Chairman, President and Chief Executive Officer, Polypore International, Inc. (high technology filtration products). Mr. Toth has served as President, Chief Executive Officer and a director of Polypore International since 2005 and was named Chairman of the Board in 2011. Mr. Toth previously was Chief Executive Officer and President of CP Kelco ApS (leading global manufacturer of hydrocolloids). Prior to joining CP Kelco in 2001, he spent 19 years at Monsanto Company (multinational biotechnology company), and its spinoff company, Solutia Inc. (materials and specialty chemicals manufacturer), in roles of increasing responsibility. Mr. Toth is 54 years old and was appointed to our Board of Directors in February 2013. With extensive experience in leading corporations in the manufacturing and specialty materials sector, including his knowledge and skills in senior management, finance and operations, Mr. Toth brings to our Board of Directors significant insight into the strategic and operational issues facing companies in the advanced materials industry.
Directors Whose Terms End in 2017
Edward F. Crawford, Director, Chairman and Chief Executive Officer, Park-Ohio Holdings Corp. (an industrial supply chain logistics and diversified manufacturing company). Mr. Crawford has served as Director, Chairman and Chief Executive Officer of Park-Ohio Holdings Corp. since 1992 and had served as President of Park-Ohio from 1997 to 2003. Mr. Crawford has served as Chairman and Chief Executive Officer of The Crawford Group (a venture capital, management consulting company) since 1964. Mr. Crawford has served as a director of Hickok Incorporated since 2012. Mr. Crawford is 75 years old and was appointed to our Board of Directors in May 2014. Mr. Crawford's experience as Chairman and Chief Executive Officer of a public company with global operations provides significant value to our Board of Directors.
Joseph P. Keithley, Non-executive Chairman of the Board, Nordson Corporation (industrial application equipment manufacturer). Mr. Keithley has served on the Board of Directors of Nordson Corporation since 2001 and Chairman of that board since 2010. Mr. Keithley had also been Chairman of the Board of Keithley Instruments, Inc. (electronic test and measurement products) since 1991 and was a member of that board from 1986 until December 2010, when Keithley Instruments was purchased by Danaher Corporation. Mr. Keithley had served as Chief Executive Officer of Keithley Instruments since 1993 and as its President since 1994, prior to the purchase by Danaher. Mr. Keithley has also served on the Board of Directors of Axcelis Technologies, Inc. since 2011. Mr. Keithley is 66 years old and has been a director of Materion Corporation since 1997. Mr. Keithley brings an extensive, broad-based business background from his role as Chairman of the Board of Nordson and leadership roles at Keithley Instruments to his role on our Board of Directors. Among other things, Mr. Keithley draws upon his extensive knowledge in the global semiconductor, fiber optics, telecommunications and electronics industries garnered while at Keithley Instruments.

N. Mohan Reddy, Ph.D., B. Charles Ames, Professor of Management, Case Western Reserve University. Dr. Reddy was appointed B. Charles Ames, Professor of Management in February 2014. Prior to that he had served as the Albert J. Weatherhead III Professor of Management from 2007 until 2012 and as the Dean of the Weatherhead School of Management, Case Western Reserve University from 2006 until 2012. Dr. Reddy had been Associate Professor of Marketing since 1991 and Keithley Professor of Technology Management from 1996 to 2006 at the Weatherhead School of Management, Case Western Reserve University. Dr. Reddy had served on the Board of Directors of Keithley Instruments, Inc. from 2001 until December 2010, when Keithley Instruments was purchased by Danaher Corporation. Dr. Reddy had also served on the Board of Directors of Lubrizol Corporation from February 2011 until October 2011, when Lubrizol was purchased by Berkshire Hathaway Inc. Dr. Reddy also serves as a consultant to firms in the electronics and semiconductor industries, primarily in the areas of product and market development. Dr. Reddy is 61 years old and has been a director of Materion Corporation since 2000. Dr. Reddy’s knowledge of industrial marketing, technology development and extensive global knowledge in the electronics and semiconductor industries provides valuable insight to our Board of Directors.
Craig S. Shular, Former Executive Chairman of the Board, GrafTech International Ltd. (electrical industrial apparatus). Mr. Shular was elected Chairman of the Board of GrafTech in 2007 and served in that capacity until December 2014. He had been a director of GrafTech from January 2003 until December 2014. Mr. Shular served as Chief Executive Officer of GrafTech from 2003 and as President from 2002 until he retired from both positions in January 2014. From 2001 until 2002, he served as Executive Vice President of GrafTech’s largest business, Graphite Electrodes. Mr. Shular joined GrafTech as its Vice President and Chief Financial Officer in 1999 and assumed the additional duties of Executive Vice President, Electrode Sales and Marketing in 2000 until 2001. Mr. Shular serves on the Board of Directors of Junior Achievement of Greater Cleveland. Mr. Shular is 62 years old and has been a director of Materion Corporation since 2008. As the former Chairman, Chief Executive Officer and President and former Chief Financial Officer of GrafTech, Mr. Shular brings a breadth of financial and operational management experience and provides our Board of Directors with a perspective of someone with all facets of a global enterprise.

CORPORATE GOVERNANCE; COMMITTEES OF THE BOARD OF DIRECTORS
We have adopted a Policy Statement on Significant Corporate Governance Issues and a Code of Conduct Policy in compliance with New York Stock Exchange and Securities and Exchange Commission requirements. These materials, along with the charters of the Audit, Compensation and Governance and Organization Committees of our Board of Directors (Board), which also comply with applicable requirements, are available on our web site at http://materion.com, or upon request by any shareholder to Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124. We also make our reports on Forms 10-K, 10-Q and 8-K available on our web site, free of charge, as soon as reasonably practicable after these reports are filed with the Securities and Exchange Commission. Any amendments or waivers to our Code of Conduct Policy, Committee Charters and Policy Statement on Significant Corporate Governance Issues will also be made available on our web site. The information on our web site is not incorporated by reference into this proxy statement or any of our periodic reports.
Director Independence
The New York Stock Exchange listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the New York Stock Exchange listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the Company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, or its subsidiaries or affiliates. Our Board has adopted the following standards, which are identical to those of the New York Stock Exchange listing standards, to assist it in its determination of director independence. A director will be determined not to be independent under the following circumstances:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•
the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
(a) the director is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.

Additionally, for purposes of determining whether a director has a material relationship with the Company apart from his or her service as a director, our Board has deemed the following relationships as categorically immaterial:

•
the director, or an immediate family member, is a current employee, director or trustee of a tax-exempt organization and the Company’s contributions to the organization (excluding Company matching of employee contributions) in any fiscal year are less than $120,000; or

•
the director is a director of a company that has made payments to, or received payments or deposits from, the Company for property, goods or services in the ordinary course of business in an amount which, in any fiscal year, is less than the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.

Our Board has affirmatively determined that each of our directors and director nominees, other than Mr. Hipple, is “independent” within the meaning of that term as defined in the New York Stock Exchange listing standards; a “non-employee director” within the meaning of that term as defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 (Exchange Act); and an “outside director” within the meaning of that term as defined in the regulations promulgated under Section 162(m) of the Internal Revenue Code (Code).
Charitable Contributions
Within the last three years, we have made no charitable contributions during any single fiscal year to any charity in which an independent director serves as an executive officer, of over the greater of $1,000,000 or 2% of the charity’s consolidated gross revenues.
Non-management Directors and Lead Director
Our Policy Statement on Significant Corporate Governance Issues provides that the non-management members of the Board will meet during each regularly scheduled meeting of the Board of Directors in executive session. Additional executive sessions may be scheduled by the lead non-management director (Lead Director) or the non-management directors. The Lead Director will chair these sessions. Presently, Mr. Lawrence is the Lead Director.
The non-management directors have access to our management as they deem necessary or appropriate. In addition, the Chair of each of the Audit Committee, Governance and Organization Committee and Compensation Committee meet periodically with members of senior management.
In addition to the other duties of a director under our Policy Statement on Significant Corporate Governance Issues, the Lead Director, in collaboration with the other independent directors, is responsible for coordinating the activities of the independent directors and in that role will:

•	chair the executive sessions of the independent directors at each regularly scheduled meeting;

•	make recommendations to the Chairman regarding the timing and structuring of Board meetings;

•	make recommendations to the Chairman concerning the agenda for Board meetings, including allocation of time as well as subject matter;

•	advise the Board Chairman as to the quality, quantity and timeliness of the flow of information from management to the Board;

•	serve as the independent point of contact for shareholders wishing to communicate with the Board other than through management;

•	interview all Board candidates, and provide the Governance and Organization Committee with recommendations on each candidate;

•	maintain close contact with the Chairman of each standing committee and assist in ensuring communications between each committee and the Board;

•	lead the Chief Executive Officer annual evaluation process; and

•	be the ombudsman for the Chief Executive Officer to provide two-way communication with the Board.

Board Communications
Shareholders or other interested parties may communicate with the Board as a whole, the Lead Director or the non-management directors as a group, by forwarding relevant information in writing to Lead Director, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124. Any other communication to individual directors or committees of the Board of Directors may be similarly addressed to the appropriate recipients, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
Board Leadership
Currently, the Chairman of the Board also serves as the Chief Executive Officer. The Board has no policy with respect to the separation of these offices. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to consider it each time that it elects the Chief Executive Officer. The Board recognizes that there may be circumstances in the future that would lead it to separate these offices, but it believes that there is no reason to do so at this time.
The Board believes that having Mr. Hipple serving as both Chairman and Chief Executive Officer provides the most optimal leadership model by enhancing Mr. Hipple's ability to provide clear insight and direction of business strategies and plans to both the Board and management, which facilitates the efficient and effective functioning of the Board and our company. As both a director and officer, Mr. Hipple fulfills a valuable leadership role that the Board believes is essential to the continued success of the Company’s business operations at this time while providing unified leadership and focus. In the Board’s opinion, Mr. Hipple’s dual role enhances the Company’s ability to coordinate long-term strategic direction with important business opportunities at the operational level and enhances his ability to provide insight and direction on important strategic initiatives impacting the Company and its shareholders to both management and the independent directors. We balance the current combined roles of Chairman and Chief Executive Officer by the appointment of a Lead Director. In particular, some governance commentators have concluded that there is no reason for a split in these roles when a counterbalance, such as a Lead Director, is present. Additionally, other commentators have noted that there is no evidence that separation of these roles improves company performance or shareholder returns.
Unless the Chairman of the Board is an independent director, the independent directors periodically select from among their number, one director who will serve as the Lead Director. The Lead Director works with the Chairman and Chief Executive Officer and other Board members to provide strong, independent oversight of the Company’s management and affairs.
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.
While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, management also provides a risk management report including a financial risk assessment and enterprise risk management update and information technology contingency plans to the Audit Committee. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. Finally, the Company’s Governance and Organization Committee conducts an annual assessment of the Board for compliance with corporate governance and risk management best practices. The Company believes that the Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.
Audit Committee
The Audit Committee held eight meetings in 2014. The Audit Committee membership consists of Mr. Shular, as Chairman, and Messrs. Keithley and Wild and Dr. Reddy. Under the Audit Committee Charter, the Audit Committee’s principal functions include assisting our Board in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements and our financial reporting process;

•	compliance with ethics policies and legal and other regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	our systems of internal accounting and financial controls; and

•	the performance of our independent registered public accounting firm and of our internal audit functions.
We currently do not limit the number of audit committees on which our Audit Committee members may serve. No member of our Audit Committee serves on the audit committee of three or more public companies in addition to ours. The Audit Committee also prepared the Audit Committee report included under the heading “Audit Committee Report” in this proxy statement.
Audit Committee Expert, Financial Literacy and Independence
Our Board of Directors has determined that the Audit Committee Chairman, Mr. Shular, is the Audit Committee financial expert, as defined by the Securities and Exchange Commission. Each member of the Audit Committee is financially literate and satisfies the independence requirements in section 303A.02 of the New York Stock Exchange listing standards.
Compensation Committee
The Compensation Committee held nine meetings in 2014. Its membership consists of Mr. Khilnani, as Chairman, and Messrs. Lawrence and Toth and Dr. Solomon. Each member of the Compensation Committee has been determined by the Board to be independent within the meaning of Section 303A.02(a)(ii) of the NYSE Listed Company Manual. The Compensation Committee may, at its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee; provided that such subcommittee has a published charter in accordance with the rules of the New York Stock Exchange. The Compensation Committee’s principal functions include:

•	reviewing and approving executive compensation, including severance payments;

•	overseeing and recommending equity and non-equity incentive plans;

•	overseeing regulatory compliance with respect to compensation matters;

•	advising on senior management compensation; and

•	reviewing and discussing the Compensation Discussion and Analysis (CD&A) and Compensation Committee Report.
For additional information regarding the operation of the Compensation Committee, see the “Compensation Discussion and Analysis” in this proxy statement.
Governance and Organization Committee
The Governance and Organization Committee held four meetings in 2014. The Governance and Organization Committee membership consists of Mr. Lawrence, as Chairman, and Messrs. Crawford, Keithley, Khilnani, Shular, Toth and Wild and Drs. Reddy and Solomon. All of the members are independent in accordance with the New York Stock Exchange listing requirements. The Governance and Organization Committee’s principal functions include:

•	evaluating candidates for Board membership, including any nominations of qualified candidates submitted in writing by shareholders to our Secretary;

•	making recommendations to the full Board regarding directors’ compensation;

•	making recommendations to the full Board regarding governance matters;

•	overseeing the evaluation of the Board and management of the Company;

•	assisting in management succession planning; and

•	reviewing related party transactions.
As noted above, the Governance and Organization Committee is involved in determining compensation for our directors. The Governance and Organization Committee administers our equity incentive plans with respect to our directors, including approval of grants of stock options and other equity or equity-based awards, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans for directors. The Governance and Organization Committee periodically reviews director compensation in relation to comparable companies and other relevant factors. Any change in director compensation must be approved by the Board. No executive officer other than the Chief Executive Officer in his capacity as a director participates in setting director compensation. From time to time, the Governance and Organization Committee or the Board may engage the services of a compensation consultant to provide information regarding director compensation at comparable companies.
Annual Board Self-assessments
The Board has instituted annual self-assessments of the Board, as well as the Audit Committee, the Compensation Committee, and the Governance and Organization Committee, to assist in determining whether the Board and its committees are functioning effectively. Annually, each of the members of the Board completes a detailed survey regarding the Board and its committees that provides for quantitative ratings in key areas and seeks subjective comments. The results of the survey are compiled and discussed at the Board level and in each committee. Any matters requiring follow-up are identified by the Governance and Organization

Committee, which is responsible for any action items. Each of the committees also reviews its charter on an annual basis for any changes.
Also annually, each of the members of the Board completes a confidential evaluation of each director whose term is expiring at the upcoming annual meeting that, among other things, seeks subjective comments in certain key areas. The responses to the evaluation are collected by a third party and a summary of the responses are conveyed to the Lead Director. The Lead Director uses the results of the evaluation as part of the process the Governance and Organization Committee undertakes in determining whether to recommend that those directors be nominated for re-election.
Nomination of Director Candidates
The Governance and Organization Committee will consider candidates recommended by shareholders for nomination as directors of Materion Corporation. Any shareholder desiring to submit a candidate for consideration by the Governance and Organization Committee should send the name of the proposed candidate, together with biographical data and background information concerning the candidate, to the Governance and Organization Committee, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
In recommending candidates to the Board for nomination as directors, the Governance and Organization Committee’s charter requires it to consider such factors as it deems appropriate, consistent with our Policy Statement on Significant Corporate Governance Issues. These factors are as follows:

•
broad-based business, governmental, non-profit, or professional skills and experiences that indicate whether the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision making in the array of complex issues facing the Company;

•	exhibited behavior that indicates he or she is committed to the highest ethical standards and the values of the Company;

•	special skills, expertise and background that add to and complement the range of skills, expertise and background of the existing directors;

•
whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all our shareholders and other stakeholders in reaching decisions;

•	a global business and social perspective, personal integrity and sound judgment; and

•	time available to devote to Board activities and to enhance their knowledge of the Company.
Although the Company does not have a formal policy regarding diversity, as part of the analysis of the foregoing factors, the Governance and Organization Committee considers whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin.
The Governance and Organization Committee’s evaluation of candidates recommended by shareholders does not differ materially from its evaluation of candidates recommended from other sources.
The Governance and Organization Committee utilizes a variety of methods for identifying and evaluating director candidates. The Governance and Organization Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Organization Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Organization Committee through current Board members, professional search firms, shareholders or other persons. Additionally, from time to time, the Governance and Organization Committee has used the services of an executive search firm to help identify potential director candidates who possess the characteristics described above. In such instance, the search firm has prepared a biography of each candidate, conducted reference checks and screened candidates.
A shareholder of record entitled to vote in an election of directors who timely complies with the procedures set forth in our code of regulations and with all applicable requirements of the Exchange Act and the rules and regulations thereunder, may also directly nominate individuals for election as directors at a shareholders’ meeting. Copies of our code of regulations are available by a request addressed to Materion Corporation, c/o Secretary, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
To be timely, notice of a shareholder nomination for an annual meeting must be received at our principal executive offices not fewer than 60 nor more than 90 days prior to the date of the annual meeting. However, if the date of the meeting is more than one week before or after the first anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, nominations must be received within ten days from the date of our notice.
Majority Voting Policy
Our Board adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which we refer to as a Majority Withheld

Vote, is expected to tender his or her resignation following certification of the shareholder vote. In such an event, the Governance and Organization Committee will consider the tendered resignation and make a recommendation to the Board of Directors. The Board will act on the Governance and Organization Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance and Organization Committee’s recommendation or Board’s action regarding whether to accept or reject the tendered resignation.
However, if each member of the Governance and Organization Committee received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation. Further, if all of the director nominees received a Majority Withheld Vote in the same election, the Board will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation.
Director Attendance
Our Board held eight meetings in 2014. All of the directors who were directors in 2014 attended at least 75% of the Board and assigned committee meetings during 2014. Our policy is that directors are expected to attend all meetings including the annual meeting of shareholders. All of our directors attended last year’s annual meeting of shareholders.
Use of Blank Check Preferred Stock
Our Board has adopted a resolution that it will not, without prior shareholder approval, authorize the issuance of any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly; provided, however, that, within the limits described above, the Board may authorize the issuance of preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes.
Position Statement on Shareholder Rights Plans
Our Board has adopted a Position Statement on Shareholder Rights Plans. The Position Statement provides that, if the Board adopts a shareholder rights plan, it will do so by action of the majority of its independent directors after careful deliberation and in the exercise of its fiduciary duties, and the Board will seek prior shareholder approval of the plan unless, due to time constraints or other considerations, the majority of the independent directors determine that it would be in the best interest of the Company and its shareholders to adopt the rights plan without first obtaining shareholder approval. The Position Statement also provides that, if the Board adopts a rights plan without prior shareholder approval, the plan will expire on the first anniversary of its effective date unless prior to such time the plan has been ratified by a vote of the Company’s shareholders, which vote may exclude shares held by any potential acquiring shareholders.
Opt Out of the Ohio Control Shareholder Act
At our annual meeting of shareholders held in May 2014, our shareholders approved a management-sponsored proposal to amend our Amended and Restated Code of Regulations to opt out of Section 1701.831 of the Ohio Revised Code, which is commonly referred to as the Ohio Control Share Acquisition Act.  The Ohio Control Share Acquisition Act generally applies to Ohio public corporations unless a corporation specifically opts out of the statute's application. The Ohio Control Share Acquisition Act generally requires that any "control share acquisition" of an Ohio public corporation can only be made with the prior authorization of shareholders. "Control share acquisitions" are defined to be acquisitions of shares entitling a person to exercise or direct the voting power in the election of directors within any of three separate ranges: (1) one-fifth or more but less than one-third of such voting power, (2) one-third or more but less than a majority of such voting power, or (3) a majority or more of such voting power. A person desiring to make a control share acquisition must first deliver notice to the corporation and provide certain information about the acquirer and the proposed acquisition, and the corporation's board of directors must call a special meeting of shareholders to vote on the proposed acquisition.  Because of the amendment to our Amended and Restated Code of Regulations approved by our shareholders, the Ohio Control Share Acquisition Act no longer applies to us.

2014 DIRECTOR COMPENSATION
For 2014, the compensation for non-employee directors was comprised of cash compensation, consisting of annual retainer fees, and equity compensation, consisting of restricted stock units (RSUs). Each of these components is described in more detail below:

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1) ($)		Total ($)
Edward F. Crawford	48,750		154,994	(2)	203,744
Joseph P. Keithley	70,000		79,998		149,998
Vinod M. Khilnani	75,000		79,998		154,998
William B. Lawrence	100,000		79,998		179,998
N. Mohan Reddy	70,000		79,998		149,998
Craig S. Shular	80,087	(3)	79,998		160,085
Darlene J. S. Solomon	70,000		79,998		149,998
Robert B. Toth	70,000		79,998		149,998
Geoffrey Wild	70,000		79,998		149,998

(1)
The amounts reported in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for stock awards granted during 2014. See Note K to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for the assumptions used in calculating such fair value. On May 8, 2014, these directors were awarded 2,463 RSUs, with a grant date fair value of $32.48 per unit, pursuant to the 2006 Non-employee Director Plan (As Amended and Restated as of May 7, 2014) (Director Plan).

(2)
Mr. Crawford's stock award includes 2,309 shares of common stock, with a grant date fair value of $32.48 per share, granted upon appointment to the Board of Directors on May 7, 2014, as described below under Equity Compensation.

(3)	Pursuant to the Director Plan, Mr. Shular elected to defer 100% of his compensation in the form of deferred stock units in 2014, as described below under Deferred Compensation.

As of December 31, 2014, the aggregate number of stock options outstanding and the aggregate number of stock awards subject to forfeiture were as follows:

Name	Stock Options	Restricted Stock Units*
Edward F. Crawford	—	2,479
Joseph P. Keithley	—	2,479
Vinod M. Khilnani	—	2,479
William B. Lawrence	—	2,479
N. Mohan Reddy	—	2,479
Craig S. Shular	—	2,479
Darlene J. S. Solomon	—	2,479
Robert B. Toth	—	2,479
Geoffrey Wild	—	2,479

*Includes 16 dividend equivalents.

Annual Retainer Fees
Non-employee directors receive an annual retainer fee in the amount of $65,000. Non-employee directors who chair a committee receive an additional $5,000 annually, with the exception of the Chairman of the Compensation Committee (Mr. Khilnani effective July 2011), who receives an additional $10,000 annually, and the Chairman of the Audit Committee (Mr. Shular effective May 2012), who receives an additional $15,000 annually. The Lead Director (Mr. Lawrence effective May 2012) receives an additional $25,000 annually. Members of the Audit Committee and the Compensation Committee, with the exception of the Chairmen, receive an additional $5,000 annually.

Equity Compensation
Under the Director Plan, non-employee directors who continue to serve as a director following an annual meeting of shareholders receive $80,000 worth of RSUs which will be paid out in common stock at the end of a one-year restriction period unless the participant elects that the shares be received in the form of deferred stock units. These RSUs are automatically granted on the day following the annual meeting. The number of RSUs granted is equal to $80,000 divided by the closing price of our common stock on the day of the annual meeting. In the event a new director is elected or appointed, common stock will be granted on the first business day following the election or appointment to the Board of Directors. This grant of common stock will be equal to $100,000 divided by the closing price of our common stock on the day the director is elected or appointed to the Board of Directors. The grant will be prorated by multiplying such number of common stock by a fraction (in no case greater than 1); (i) the numerator of which is one plus the number of full quarters remaining in the calendar year in which such election or appointment occurs after the date such election or appointment occurs, and (ii) the denominator is 4. The Company does not issue any fractional shares.
Deferred Compensation
Non-employee directors may defer all or a part of their annual retainer fees in the form of deferred stock units under the Director Plan until ceasing to be a member of the Board of Directors. A director may also elect to have RSUs or other stock awards granted under the Director Plan deferred in the form of deferred stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of Materion Corporation’s common stock by each person known by Materion to be the beneficial owner of more than 5% of the common stock, by each present director and director nominee of Materion, by each of the Chief Executive Officer, Chief Financial Officer and other most highly compensated executive officers (each named executive officer or NEO) of Materion and by all directors and executive officers of Materion as a group, as of February 13, 2015, unless otherwise indicated. The shareholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them, unless otherwise indicated. Shares that are subject to stock appreciation rights (SARs) that may be exercised within 60 days of February 13, 2015 are reflected in the number of shares shown and in computing the percentage of Materion’s common stock beneficially owned by the person who owns those SARs.
Effective January 1, 2015, Joseph P. Kelley was appointed Vice President, Finance and Chief Financial Officer. John D. Grampa, former Senior Vice President Finance and Chief Financial Officer announced his intent to retire during 2015. Until Mr. Grampa's retirement, he will maintain his responsibilities for global procurement, information technology and corporate communications as Senior Vice President, Administration.

Non-officer Directors	Number of Shares		Percent of Class
Edward F. Crawford	4,788		*
Joseph P. Keithley	33,191	(1)	*
Vinod M. Khilnani	25,874	(1)	*
William B. Lawrence	25,071	(1)	*
N. Mohan Reddy	37,189	(1)	*
Craig S. Shular	40,906	(1)	*
Darlene J. S. Solomon	10,832		*
Robert B. Toth	9,241		*
Geoffrey Wild	11,518	(1)	*
Named Executive Officers
Richard J. Hipple	351,137	(2)	1.7%
John D. Grampa	108,206	(2)	*
Gregory R. Chemnitz	35,717	(2)	*
All directors, director nominees and executive officers as a group (including the Named Executive Officers (12 persons))	549,148	(3)	3.4%
Other Persons
BlackRock, Inc.	1,872,973	(4)	9.2%
55 East 52nd Street
New York, NY 10022
Gamco Asset Management Inc	1,799,600	(5)	8.8%
One Corporate Center
Rye, NY 10580
Heartland Advisors, Inc.	1,629,756	(6)	8.0%
789 North Water Street
Milwaukee, WI 53202
The Vanguard Group, Inc	1,395,372	(7)	6.9%
100 Vanguard Blvd.
Malvern, PA 19355
NWQ Investment Management Company, LLC	1,265,213	(8)	6.2%
2049 Century Park East, 16th Floor
Los Angeles, CA 90067
Dimensional Fund Advisors LP	1,076,607	(9)	5.3%
6300 Bee Cave Road, Building One
Austin, Texas 78746

*Less than 1% of common stock

(1)
Includes deferred shares under the Deferred Compensation Plans for Non-employee Directors as follows: Mr. Keithley 18,478, Mr. Khilnani 16,843, Mr. Lawrence 16,148, Dr. Reddy 23,317, Mr. Shular 38,427 and Mr. Wild 9,039.

(2)	Includes shares covered by SARs exercisable within 60 days as follows: Mr. Hipple 197,136, Mr. Grampa 59,967 and Mr. Chemnitz 8,187.

(3)
Includes 250,146 shares subject to SARs held by executive officers and directors and exercisable within 60 days. Mr. Grampa is not included in this total because he ceased to be an executive officer effective January 1, 2015.

(4)
BlackRock, Inc. reported on a Schedule 13G/A filed with the Securities and Exchange Commission on January 15, 2015 that as of December 31, 2014, it had sole voting power with respect to 1,821,225 shares and sole dispositive power with respect to 1,872,973 shares.

(5)
A Schedule 13D/A filed with the Securities and Exchange Commission on March 19, 2014 indicates that, as of March 18, 2014; (a) Gabelli Funds, LLC had sole voting and dispositive power with respect to 443,800 shares; (b) GAMCO Asset Management Inc. had sole voting power with respect to 1,096,000 shares and sold dispositive power with respect to 1,177,000 shares; and (c) Teton Advisors, Inc. had sole voting and dispositive power with respect to 178,800 shares. The Schedule 13D/A further indicates that it was being filed by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer and that he, GSI and certain other entities named therein may be deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities as well as certain other persons or entities named therein.

(6)
Heartland Advisors, Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reported on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015, that as of December 31, 2014, it had shared voting and shared dispositive power with respect to 1,629,756 shares. The Schedule 13G/A further indicates that William J. Nasgovitz, by virtue of his control of Heartland Advisors, Inc., may be deemed to beneficially own 1,629,756 shares.

(7)
The Vanguard Group, Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reported on a Schedule 13G/A, filed with the Securities and Exchange Commission on February 11, 2015, that as of December 31, 2014, it had sole voting power with respect to 28,826 shares, shared dispositive power with respect to 27,726 shares and sole dispositive power with respect to 1,367,646 shares. The amount beneficially owned totals 1,395,372 shares.

(8)
NWQ Investment Management Company, LLC, an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E), reported on a Schedule 13G, filed with the Securities and Exchange Commission on January 29, 2015, that as of December 31, 2014, it had sole voting power with respect to 1,264,876 shares and sole dispositive power with respect to 1,265,213 shares. The amount beneficially owned totals 1,265,213.

(9)
Dimensional Fund Advisors LP, an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E), reported on a Schedule 13G, filed with the Securities and Exchange Commission on February 5, 2015, that as of December 31, 2014, it had sole voting power with respect to 1,025,554 shares and sole dispositive power with respect to 1,076,607 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Directors, officers and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of copies of forms that we have received, and written representations by our directors, officers and greater than 10% shareholders, all of our directors, officers and greater than 10% shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2014.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) provides an overview of our executive compensation program and 2014 pay determinations for our three named executive officers (NEOs), as shown below:
Named Executive Officers
Richard J. Hipple, Chairman, President and Chief Executive Officer
John D. Grampa, Senior Vice President, Administration (former Senior Vice President Finance and Chief Financial Officer)
Gregory R. Chemnitz, Vice President, General Counsel
This CD&A consists of the following three sections:
Section I:     Executive Summary - 2014 in Review
Section II:     Executive Compensation Program Overview
Section III:     Details and Analysis of the 2014 Executive Compensation Program
Section I: Executive Summary - 2014 in Review
Materion Corporation has a long-standing and strong commitment toward pay for performance in its executive compensation programs. We maintain this orientation throughout economic cycles that may cause fluctuation in our operating results.
We are pleased to report that 2014 was a solid year with improved performance in operating profit, value-added sales and total shareholder return despite mixed market conditions across regions of the world. Our total shareholder return (including stock price appreciation plus dividends) was 15%. Our operating profit and earnings per share more than doubled from 2013 and value-added sales increased by 4.6%. As a result, payout under our Management Incentive Plan (MIP) for 2014 was approximately 125% of target levels for NEOs. For the long-term performance period from January 1, 2012 to December 31, 2014, our relative total shareholder return (RTSR) was slightly below target at the 48th percentile of our peer group. As a result, performance restricted stock units (PRSUs) under our long-term incentive program for the three-year performance period ending on December 31, 2014, were settled at 96% of target levels for NEOs. Total shareholder return (TSR) is a rate of return reflecting stock price appreciation, plus the reinvestment of dividends. We measured TSR at the beginning and end of the three-year performance period based on the average closing stock price for the 30 calendar days immediately preceding the beginning and ending of the three-year performance period. We believe the decisions regarding our NEO compensation program in 2014 described in the CD&A below reflect our ongoing commitment to sustaining our pay-for-performance philosophy.

Summary Decisions and Actions in 2014

Factors Guiding Compensation	•	Market compensation rates for each position.
Decisions	•	Company's performance against pre-established goals.
	•	Experience, skills and expected future contributions and leadership.
	•	Contributions and performance of each individual.
2014 Compensation Decisions	•	Target total direct compensation for NEOs in 2014 was 2.9% to 6.1% higher than 2013.
(see pages 22-25 for details)	•	Base Pay: NEO salary increases were 2.9%.
•
Management Incentive Plan (MIP): Payout under the MIP was based on Company financial results. We exceeded our target for adjusted operating profit and our value-added sales results were slightly below the target goal, resulting in MIP awards at approximately 125% of target for our NEOs.

•
Long-Term Incentives (LTI): The Committee determined 2014 equity grants after carefully considering a) the Company's 2013 performance, b) comparative market pay practices, and (c) our performance-driven compensation philosophy.  In 2014, performance-based grants represented 75% of the target equity opportunities for our NEOs. The target equity opportunity (as a percent of base salary) for Mr. Hipple remained unchanged in 2014. To more closely align with the market median, the target equity opportunity increased by 20% for Mr. Grampa and 22% for Mr. Chemnitz relative to 2013. A significant portion of Mr. Grampa's and Mr. Chemnitz's increase in target opportunity resulted from the reallocation of a portion of the annual MIP opportunity, formerly tied to one-year ROIC relative to peers, to LTI tied to our three-year actual versus target ROIC. 100% of this opportunity was reallocated for our CEO in 2013. For the other NEOs, 50% was reallocated in 2013 and the remaining 50% was reallocated in 2014. Excluding the reallocation, the target equity opportunity increased by 7% for Mr. Grampa, and by 9% for Mr. Chemnitz.

•
Discretionary Cash Award:  In 2014, the Company recovered over $10 million from an insurance settlement related to a precious metals theft at our Albuquerque plant in 2012 and from a legal settlement primarily related to issues involved in the design and installation of equipment at our pebble plant from 2005 through 2010. In recognition of Mr. Chemnitz's successful efforts in leading protracted negotiations that resulted in the recovery of these settlement proceeds, the Committee awarded a discretionary bonus of $100,000 to Mr. Chemnitz.

2014 Compensation Program Design Changes	•
Established stock ownership and retention guidelines for executives (including our NEOs) and non-employee directors, which replaced previous share retention guidelines, to further promote long-term equity ownership.

•
Received shareholder approval of the MIP for purposes of permitting us to grant awards under the MIP that may be eligible to potentially qualify as "performance-based compensation" under Code Section 162(m). Accordingly, beginning in 2014, and based on current tax law, annual cash incentive awards to our CEO and other qualifying "covered employees" under the MIP may qualify as "performance-based compensation" that is potentially exempt from the limitation on deductibility of compensation paid in excess of $1 million to certain "covered employees" in a single year imposed under Code Section 162(m).

Shareholder Advisory Vote and Shareholder Outreach	•
At our 2014 Annual Meeting of Shareholders, we received approximately 94% approval from our shareholders, based on the total votes cast, for our annual advisory "Say-on-Pay" proposal to approve the compensation of our NEOs. The Committee considered these voting results at its meetings after the vote, and while it believes the voting results demonstrate significant support for our overall executive compensation program, the Committee remains dedicated to continuously improving the existing executive compensation program and the governance environment surrounding the overall program.

	•	Our senior management has had regular, ongoing dialogue with our shareholders to discuss a variety of business and strategic matters, some of which included our 2014 executive compensation program.

Other Changes in Prior Years
In addition to the above compensation program design changes made in 2014, the Committee has made a number of executive pay and related corporate governance changes over the past several years to further align our executive compensation program with market competitive best practices. Specifically, the Committee:

Compensation Program Design	•
Introduced a value-added sales metric (defined as sales less the cost of gold, silver, platinum, palladium and copper), in addition to the existing operating profit measure, within our annual MIP to allow for a more meaningful assessment of our performance.

•
Put more stock and compensation at risk by increasing the weighting on PRSUs to 50% (from 33% in 2012) of the total target LTI award mix for our NEOs. The LTI program for 2014 had four components, each equally weighted in terms of target award value, comprised of stock appreciation rights (SARs), PRSUs tied to our relative total shareholder return (RTSR PRSUs), PRSUs tied to our absolute ROIC (ROIC PRSUs), and time-based restricted stock units (RSUs). Including all PRSUs and SARs, 75% of the total target LTI award mix for our NEOs is “at risk,” up from 66.7% in 2012.

	•	Eliminated all executive perquisite programs, other than periodic executive physicals, for the NEOs.
Corporate Governance	•	Eliminated the "modified single trigger" provision from all future severance agreements with new executives.
	•	Allowed the excise tax gross-up provisions in existing severance agreements to expire in 2012 and will exclude gross-up provisions from any new agreements.
•
Implemented a "double trigger" vesting provision for all new equity grants beginning in 2011 which provides that outstanding equity grants will vest on an accelerated basis if the awards are not continued, assumed or replaced upon the occurrence of both a change in control and subsequent qualifying termination of employment. The change in control beneficial ownership percentage trigger was also increased to 30%.

•
Implemented a formal clawback policy that goes beyond the existing provisions contained in our equity award agreements and mandates of the Sarbanes-Oxley Act of 2002. When regulations for clawbacks are promulgated by the Securities and Exchange Commission and the New York Stock Exchange (NYSE) under the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), we will modify our policy accordingly to ensure compliance with such new regulations.

Key Financial and Strategic Highlights for 2014

•	Operating profit increased by 127%, from $26.8 million in 2013 to $57.0 million in 2014
•	Adjusted operating profit* increased by over 50%, from $31.8 million in 2013 to $48.5 million in 2014
•	Value-added sales increased by 4.6%, from $609.1 million in 2013 to $637.1 million in 2014
•	Quarterly dividend increased by 6% as compared to 2013
•	Earnings per Share increased from $0.94 in 2013 to $2.00 in 2014
•	Adjusted Earnings per Share* increased from $1.10 in 2013 to $1.65 in 2014
•	Approximately $29.1 million returned to shareholders through dividends and share repurchases
•	Achieved the expected $0.30 per share net benefit from the facility closures and product line rationalization efforts undertaken in 2013
•	Operating margins as a percentage of value-added sales improved by over 500 bps in 2014
•	Generated $60.3 million in cash flow from operations and reduced balance sheet debt by $40.6 million during 2014
•	Sales from new products introduced in the last three years were 11% of total value-added sales for 2014
•
Our Net Promoter Score (NPS), an annual measure of our customers' loyalty and likeliness to recommend our products and services to others, increased from a score of Good (44%) in 2013 to a score of Very Good (59%) in 2014

*See Appendix A for reconciliation of non-GAAP measures.
2014 Company Performance Overview
Early in the year, the Board of Directors approved an annual operating plan that reflected our expectations for our performance during 2014. Despite global economic uncertainty, the annual operating plan called for significant improvement in our financial results from 2013.
The Committee used the annual operating plan as the basis for setting goals for operating profit and value-added sales under our MIP. The Committee determined that meeting these goals would require significant effort and achievement on the part of the executive team and all Company employees in the continued execution of our growth strategy.
During 2014, our financial performance improved substantially over 2013. Value-added sales increased by 4.6% in 2014 compared to 2013, while operating profit increased by approximately 127% year over year. During the second quarter of 2014, we increased our quarterly dividend from $0.08 per share to $0.085 per share, and our full-year total shareholder return (including stock price appreciation plus dividends) was 15%.
2014 CEO Pay-At-A-Glance
As shown in the following chart, total direct compensation in 2014 for our CEO was above target primarily due to the annual incentive award earned under the MIP based on 2014 performance. Consistent with our pay-for-performance philosophy, 75% of the target LTI award opportunity is “at risk” and subject to performance criteria tied to long-term company performance and shareholder value creation. Actual values for these LTI grants may be higher or lower than the reported grant date values below, and will be determined after the end of the applicable three-year performance cycles and vesting periods.
*Reported total pay is 8.5% above target primarily due to the actual payout of the MIP at approximately 125% of target levels, based on performance.

Section II: Executive Compensation Program Overview
Compensation Philosophy and Objectives
Our long-standing compensation philosophy has three key objectives:

•	Attract, motivate and retain key executives with the ability to profitably grow our business portfolio;

•	Build a pay-for-performance environment with total pay levels targeted at the competitive market median; and

•	Provide opportunities for share ownership to align the interests of our executives with our shareholders.

Primary Components of the Executive Compensation Program for 2014
To achieve these objectives, our executive compensation program includes the following primary components:

Component	Purpose / Objective	Performance Linkage	Form of Payout
Base Salaries	Provide a fixed, competitive level of pay based on responsibility, qualifications, experience and performance	Moderate: merit increases are based on individual performance	Cash
Short-term Cash Incentives (MIP)	Align variable pay with short-term performance in support of our annual business plan and strategic objectives	Strong: awards are tied to pre-established financial goals	Cash
Discretionary Cash Bonus	Reward exceptional performance in support of Company and shareholder interests	Strong: provided to specifically recognize strong performance in securing the receipt of substantial insurance and other legal settlement proceeds	Cash
Long-term Incentives (LTI) including: SARs, PRSUs and RSUs	Align variable pay with longer- term, sustained performance and shareholder value creation; enhance executive retention and provide an equity stake to further align with shareholder interests	Strong: PRSUs represent 50% of the total target award opportunity, and, including SARs (the value of which is tied to stock price appreciation), 75% of total target LTI is “at risk”	SARs, RSUs and PRSUs tied to RTSR versus peers are paid in shares. PRSUs tied to absolute ROIC are payable in either cash or shares
Health, Welfare and Retirement Benefits	Provide for competitive health, welfare, and retirement needs and enhance executive retention. NEOs are also eligible for periodic executive physicals, but no other perquisites are provided	None	Retirement benefits are payable in cash following qualifying separation from service

Target Total Pay Mix
Due to our pay-for-performance philosophy, the Committee has set base salaries as a relatively small part of target total pay for the NEOs and has provided a significant portion of target total pay for the NEOs in the form of equity-based LTI, including grants of SARs, PRSUs and RSUs that aligns NEOs' interests with those of our shareholders. In 2014, performance-based LTI grants represented 75% of the target equity opportunities offered to our NEOs.
The following charts summarize the target total pay mix for our CEO and the average target total pay mix for our other NEOs:
Target Total Pay Mix
As shown above, the majority of the target total pay mix is tied to variable, performance-based incentives, with considerable emphasis on equity-based LTI. Overall, the charts illustrate the following:

•
Long-term incentives represent 52% of the target total pay mix for our CEO, with 48% of the target total pay mix provided in the form of cash-based, short-term pay (the combination of salary and target MIP);

•
Long-term incentives represent 42% of the average target total pay mix for our other NEOs, with the remaining 58% provided in the form of cash-based short-term pay. The emphasis on LTI increased in 2014 as an additional portion of incentive award opportunities for our other NEOs was re-allocated from MIP to equity-based LTI; and

•
Performance-based pay (the combination of target MIP, SARs and PRSUs) equals 65% of target total pay for our CEO and averages 53.5% of target total pay for our other NEOs, versus fixed pay (salary and time-vesting RSUs) of 35% and 46.5%, respectively.

Our Commitment to Sound Corporate Governance
The Committee works to ensure that our executive compensation program adheres to sound corporate governance and market competitive best practices. The following table highlights our shareholder-friendly corporate governance practices:

	What We Do		What We Don’t Do
•	Target pay mix places primary emphasis on variable incentives to align pay with performance.	•	No single trigger provisions in the event of a change in control for cash severance or equity awards.
•	Incentives are tied to pre-established, objective goals, with no payouts for below-threshold performance.	•	No excessive benefits or NEO perquisites, other than periodic executive physicals.
•	Majority of LTI awards are “at risk”, with 50% based on PRSUs tied to three-year performance goals.	•	No excise or other tax gross-ups in current or future NEO employment or severance agreements.
•	NEOs are subject to mandatory stock ownership guidelines along with stock holding requirements.	•	No repricing of SARs or stock options without prior shareholder approval.
•	Incentive awards to NEOs are subject to a formal clawback policy.	•	No multi-year guarantees for salary increases, bonuses or incentives, or equity grants.
•
NEO pay is targeted in the median range of our peer group and third-party general industry surveys for all elements of compensation, including base salary, target MIP opportunities and target LTI awards.
		•	No dividend equivalents or dividends paid on unearned PRSUs.
		•	No share hedging or pledging activities.

The Compensation Committee and its Role in Determining Executive Pay

The Committee is responsible for the design and oversight of our executive compensation programs covering NEOs. All of the members of the Committee are independent, non-employee directors as defined by the rules of the New York Stock Exchange. The Committee makes policy and strategic recommendations to the Board of Directors (the “Board”) and has authority delegated from the Board to:

•	Implement executive pay decisions;

•	Design the base pay, incentive pay and benefit programs for the top executives; and

•	Oversee the equity incentive plans.
 The Committee met nine times in 2014 and most meetings included an executive session during which management was not present. Most compensation decisions are finalized in the first quarter of each fiscal year. The Committee Charter, which sets forth the Committee's responsibilities on a more comprehensive basis, is available under the “Corporate Governance” tab at http://materion.com and is reviewed on an annual basis to ensure it continues to satisfy changing corporate governance requirements and expectations. This charter was most recently amended in February 2015.
The Committee considers market information and advice provided by independent compensation consultants and other advisors. It also reviews business documents such as budgets, financial statements and management reports of our business activities, as well as individual performance assessments, in making its decisions. It also considers other factors, such as the experience, skill sets, and contributions of each NEO toward our overall success. The Committee receives input from the CEO with respect to salaries, incentives and total pay for the other NEOs, and input from the other NEOs for other executives who are part of the Committee's responsibility. However, all compensation decisions for these individuals are ultimately made by the Committee (and all compensation decisions for the CEO are made by the Committee). In addition, the Committee reviews compensation element values and totals, primarily to identify any competitive issues, gain an understanding of the relative dollar values of each compensation element and to understand the magnitude of total compensation.
The Role of Management in Providing Input on Executive Pay to the Committee
Management provides periodic updates to the Committee regarding business performance and forecasts. Management also provides input on incentive compensation plan performance goals, based on the annual business plan approved by the Board. As noted above, NEOs also provide individual performance assessments and base salary recommendations for their direct reports whose pay is subject to Committee oversight.
The Role of the Independent Compensation Consultant and Other Independent Advisors to the Committee
In determining compensation elements and performance goals for the NEOs, the Committee relies on several resources, including the services of independent compensation consultants as well as other periodically retained independent advisors. In 2014, the Committee engaged Frederic W. Cook & Co. (FWC) to serve as its independent compensation consultant. Previously, the Committee had retained Pearl Meyer & Partners (PM&P) as its independent compensation consultant.
FWC works directly for the Committee (and not on behalf of management) and assists the Committee in evaluating our executive compensation program, including peer group composition, competitive benchmarking, program design, and staying abreast of market practices and trends.
For 2014, the Committee assessed the independence of both PM&P and FWC, as required under NYSE listing rules. The Committee also considered and assessed all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to PM&P's or FWC's work. Based on the reviews, we are not aware of any conflict of interest that has been raised by the work performed by PM&P or FWC.
How Pay is Set: Initial Benchmarking
In setting base salary and total pay targets for 2014, the Committee initially relied on benchmark data provided by PM&P and FWC. This data consisted of (1) a selected peer group of companies, as well as (2) size-adjusted published executive compensation surveys conducted by AON Hewitt and Towers Watson, that cover several hundred participants (so that no single company influences the Committee's ultimate pay decisions). The Committee used the benchmark data from these sources to determine market median ranges for all elements of total compensation, including base salary and target MIP and LTI opportuniities.
Our executive pay levels are initially targeted at the market median, recognizing that an individual NEO's compensation may be higher or lower in the market median range based on experience, individual performance and other factors. Target total direct compensation for 2014 ranged from 92% to 106% of median market values for our NEOs based on the benchmark data described above, which the Committee considered to be approximate to median.
Peer Group Companies
The peer group includes 20 publicly traded companies, listed below, in related industries that were selected in 2012 based on similarity in size (based primarily on revenue) and operating model. The peer group is considered when benchmarking base salary and total pay targets and is also used for the purposes of providing a comparison group for PRSU grants tied to our three-year RTSR compared to our peers. As shown below, our 2013 net revenue of $1.17 billion was above the peer group median revenue of $926 million, with most peers falling within a range of 50% to 200% of our revenue. Revenues, in millions, for fiscal year 2013 were as follows:

Company	Revenue	Company	Revenue
PolyOne Corporation	$3,771	Coherent, Inc.	$810
Cabot Corporation	3,463	RTI International Metals, Inc.	783
Skyworks Solutions, Inc.	1,792	Quaker Chemical Corporation	729
Ferro Corporation	1,635	Entegris Inc.	693
Atmel Corporation	1,386	II-VI Inc.	558
Kraton Performance Polymers, Inc.	1,292	Rogers Corporation	537
OM Group, Inc.	1,158	Integrated Device Technology, Inc.	485
RF Micro Devices Inc.	1,148	Haynes International, Inc.	483
A. M. Castle & Co.	1,053	CTS Corporation	409
Minerals Technologies Inc.	1,018	Peer Group Median	926
Kemet Corporation	$834	Materion Corporation	$1,167

Section III: Details and Analysis of the 2014 Executive Compensation Program
The following is an explanation and analysis of the 2014 pay elements:
Base Salary
In late 2013, the Committee approved base salary increases of 2.9% for our NEOs, effective as of January 1, 2014, as detailed below. These salary adjustments were made to maintain or improve alignment with existing competitive positioning against the market median information described above and to recognize each NEO’s 2013 performance, 2014 responsibilities and past and expected future contributions toward our success. Resulting salaries for our NEOs ranged from 96% to 107% of the market median information described above.

Name	2013 Base Salary	2014 Base Salary	% Increase
Richard J. Hipple	$802,500	$825,800	2.9%
John D. Grampa	450,000	463,100	2.9%
Gregory R. Chemnitz	360,000	370,400	2.9%
2014 Management Incentive Plan (MIP)
We established annual performance goals for the MIP based solely on objective financial performance targets for 2014. In 2013 and 2014 we reallocated a portion of variable pay for the NEOs from MIP to LTI, resulting in reduced target MIP award opportunities, expressed as percentages of salary. We also eliminated the former annual ROIC metric in 2013, which was measured relative to peers, and added a new value-added sales metric. These changes were made to increase the emphasis on profitable growth and long-term value creation. Additionally, MIP payouts are subject to recoupment under our clawback policy.
Target incentives as a percentage of salaries for 2014 were set at 117% for Mr. Hipple, 66% for Mr. Grampa, and 56% for Mr. Chemnitz. In comparison, target awards in 2013 were 117%, 80%, and 67% of salary for these NEOs, respectively. The target award opportunities decreased for Mr. Grampa and Mr. Chemnitz due to the reallocation of a portion of their variable pay from MIP to LTI in 2014. For Mr. Hipple, 100% of the reallocation occurred in 2013.

Name	2014 Performance Measures and Target Payout as a % of Salary
	Value-added Sales (15%)	Operating Profit (85%)	Total MIP Target
Richard J. Hipple	18%	99%	117%
John D. Grampa	10%	56%	66%
Gregory R. Chemnitz	8%	48%	56%

Actual payouts can range from 0% of target awards, for below-threshold results, up to 200% of target awards at maximum levels and are determined on the basis of straight-line interpolation.
The table below shows the threshold, target and maximum performance goals for 2014 and our actual results for 2014.

($ in millions)	Performance Goals					Results
Performance Metric	Weighting	Threshold (Funds 25%)	Target (Funds 100%)	Maximum (Funds 200%)	2014 Actual Performance	% of Target Award Earned
Adjusted Operating Profit	85.0%	$40.3	$53.5	$66.7	$57.8	132.2%
Value-added Sales Growth	15.0%	2.5%	5.0%	7.5%	4.6%	87.6%
The Company's adjusted operating profit was $57.8 million in 2014, which exceeded the target performance goal of $53.5 million, resulting in an earned payout of 132.2% of target for that portion of the award opportunity. The value-added sales growth metric established annual growth objectives equal to 2.5% for threshold, 5.0% for target and 7.5% for maximum performance. These growth levels were viewed as challenging, with much of the expected growth coming from newly developed products. Despite challenging economic conditions during 2014, value-added sales increased by 4.6%, above threshold but below target performance, resulting in an earned payout of 87.6% of target for that portion of the award opportunity.
Overall, total MIP awards for Mr. Hipple, Mr. Grampa and Mr. Chemnitz were earned at approximately 125% of target levels in 2014, up from approximately 21% of target in 2013. The table below shows the total awards earned under the MIP based on our performance in 2014 against the operating profit and value-added sales goals:

			Payouts by Performance Measure		Total MIP Payout
	MIP Target		Operating Profit	Value-added Sales
Name	%	$
Richard J. Hipple	117%	966,186	$1,080,791	$130,212	$1,211,003
John D. Grampa	66%	305,646	342,842	40,568	383,410
Gregory R. Chemnitz	56%	207,424	235,041	25,958	260,999
Long-term Incentive Equity-based Awards
General
Target LTI award values are determined based on consideration of the market median range, as well as the experience, responsibilities and performance of each executive. As previously noted, beginning in 2013, a portion of incentive award opportunities was shifted from the annual MIP to our equity-based LTI program, to bring target values more in line with market median levels. This re-allocation was completed in 2014 for NEOs other than the CEO (whose entire reallocation occurred during 2013). The outstanding equity grants currently held by each NEO are not taken into consideration in making new grants to that NEO.

LTI Award Vehicles and Grants Made in 2014
The LTI program for 2014 had four components, each equally weighted in terms of target award value, and included:

•
Stock Appreciation Rights (SARs), which are granted at fair market value and appreciate based on increases in our share price and, consequently, the capital appreciation achieved for shareholders. SARs vest three years after the grant date, subject to the NEO's continued service with us on such date, have a term of seven years during which they can be exercised if vested and are settled (when exercised) in shares;

•
Restricted Stock Units (RSUs), which are designed for retention purposes and are earned by our NEOs based on the passage of time and continued employment. The RSUs vest three years after the grant date, subject to the NEO's continued service with us on such date, and will be settled in shares;

•
Performance-based Restricted Stock Units (RTSR PRSUs), which are tied to our TSR over three years versus the TSR of our peer group (identified above under "Peer Group Companies"). These awards are intended to align executive pay with long-term shareholder value creation and RTSR performance. Any earned RTSR PRSU awards will be settled in shares. Award funding can range from 0% to 200% of target levels, based on our three-year TSR positioning relative to peers as shown in the table below:

Performance Level	Three-Year RTSR vs. Peers	% of Target RTSR PRSUs Earned
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	80th Percentile	200%
•Performance-based Restricted Stock Units (ROIC PRSUs), which are tied to our average ROIC for 2014, 2015 and 2016, which is measured for each year by comparing the invested capital on December 31st of the previous year to the invested capital on December 31st of the current year. These ROIC PRSU awards are intended to further align executive pay with company performance over a multi-year period, as measured by ROIC, which we believe correlates with long-term shareholder value creation. To help manage our equity plan share reserves and shareholder dilution, any earned ROIC PRSUs for grants made in 2014 will be settled in cash. Any earned awards vest at the end of the three-year performance cycle, with award funding ranging from 0% to 200% of target levels, as shown in the table below.

Performance Level	ROIC	% of Target ROIC PRSUs Earned
Below Threshold	Below 9.6%	0%
Threshold	At 9.6%	25%
Target	At 10.6%	100%
Maximum	At or above 11.9%	200%

For both RTSR PRSU and ROIC PRSU awards, funding levels for results in between designated performance levels will be determined using straight-line interpolation. The actual value of these awards will be based on the number of shares earned, if any, and our corresponding stock price at the end of the three-year performance cycle. No dividends will be paid on any unearned PRSUs.
The table below shows the various equity grants in 2014 and their associated grant date fair values for the NEOs:

Name	Target Equity Grants (# of shares)				Target Equity Grants (Grant Date Fair Values)
	SARs	RTSR PRSUs	ROIC PRSUs	RSUs	SARs	RTSR PRSUs	ROIC PRSUs	RSUs
Richard J. Hipple	38,544	16,662	16,662	14,765	$481,029	$512,190	$512,190	$491,527
John D. Grampa	12,060	5,213	5,213	4,620	150,509	160,248	160,248	153,800
Gregory R. Chemnitz	7,865	3,400	3,400	4,513	98,155	104,516	104,516	150,238
Totals	58,469	25,275	25,275	23,898	$729,693	$776,954	$776,954	$795,565

Grant date fair values shown above for SARs are based on the Company's present value assumptions used for accounting expense recognition purposes. Present value assumptions used for determining future SARs grants are based on the same assumptions used for accounting expense recognition.
The Committee is solely responsible for granting equity awards. In 2007, the Committee adopted Stock Award Administrative Procedure Guidelines related to the various forms of equity grants designed to formalize the process of establishing the date of grant, grant prices at fair market value and other administrative practices appropriate for equity grants to executives. Pursuant to the guidelines, the LTI awards traditionally are granted in February or March after the Company's annual earnings have been announced. However, for 2014, the PRSU grants were made to the NEOs on March 5, 2014 pursuant to the Materion Corporation 2006 Stock Incentive Plan (As Amended and Restated as of May 4, 2011). The SARs and RSU grants were made to the NEOs on May 8, 2014, following shareholder approval of the Materion Corporation 2006 Stock Incentive Plan (As Amended and Restated as of May 7, 2014) for share management reasons.
To minimize the impact of daily stock price volatility, equity grant size calculations are based on our average closing stock price for the last full month ending at least ten business days prior to the grant date. The PRSU grant levels shown above were based on our average closing stock price of $28.87 for the month of January 2014 and the SARs and RSU grant levels shown above were based on our average closing stock price of $32.58 for the month of March 2014.
Under the terms of the LTI awards, our NEOs are required to forfeit outstanding awards and pay back any amounts realized from equity grants if they engage in activity deemed to be detrimental to the Company, as defined in the applicable equity award agreements. Any gains on equity grants are also subject to our clawback policy.
LTI Award Vehicles and Grants Made in 2013
As described in last year’s proxy statement, the LTI program for 2013 had four components, each equally weighted in terms of target award value, including: (1) SARs that vest three years after the grant date, subject to continued service on such date; (2) time-based RSUs that vest three years after the grant date, subject to continued service on such date; (3) three-year performance-based PRSUs tied to RTSR; and (4) three-year performance-based PRSUs tied to 2015 ROIC measured on an absolute basis.
In terms of the 2013 RTSR PRSUs, award funding varies based on our three-year TSR positioning relative to a peer group for such awards as follows: performance at the 25th percentile will fund 50% of the target award; performance at the 50th percentile will fund 100% of the target award; and performance at or above the 80th percentile will fund 200% of the target award. No PRSUs will be earned for relative performance below the peer group 25th percentile. With respect to ROIC PRSUs, funding ranges from 0% to 200% of target as follows: performance of 11.25% ROIC will fund 25% of the target award; performance of 13.50% ROIC will fund 100% of the target award; and performance at or above 15.75% ROIC will fund 200% of the target award. No PRSUs will be earned for performance below the threshold level of 11.25% ROIC. To help manage equity plan share reserves, any earned ROIC PRSUs are payable in cash and vest at the end of the three-year performance cycle. For both RTSR PRSU and ROIC PRSU awards, funding levels for results in between designated performance levels will be determined using straight-line interpolation. As these performance and vesting periods are still ongoing, none of these awards have yet vested or been earned by the NEOs.
LTI Award Vehicles and Grants Made in 2012
Our LTI program for 2012 had three components, each equally weighted in terms of target award value, including (1) SARs which vested three years after the grant date, (2) time-based RSUs which vested three years after the grant date, and (3) performance-based PRSUs and performance shares (PS) tied to our TSR over three years versus the TSR of our peer group (as identified in our annual proxy statement filed in 2013). The vesting periods for the SARs and time-based RSUs has been completed. The performance period for the PRSUs/PS ended on December 31, 2014 with award funding varying based on our three-year TSR positioning relative to a peer group as follows: performance below the 25th percentile would fund 0% of the target award; performance at the 25th percentile would fund 50% of the target award; performance at the 50th percentile would fund 100% of the target award; and performance at or above the 80th percentile would fund 200% of the target award. Funding levels for results between the designated performance levels were determined using straight-line interpolation. Our three-year TSR positioning relative to our peer group for the 2012 PRSUs/PS was at the 48th percentile of the peer group, resulting in an award payout equal to 96% of target award opportunity as determined by using straight-line interpolation.
Discretionary Awards
In special circumstances, the Committee may approve certain discretionary payments to our NEOs to reward exceptional performance for events or circumstances that arise during the year that are not otherwise subject to reward under the MIP or LTI program. As described above, in 2014 the Company recovered over $10 million from an insurance settlement related to a precious metals theft at our Albuquerque plant in 2012 and a legal settlement related primarily to issues involved in the design and installation of equipment at our pebble plant from 2005 through 2010. In recognition of Mr. Chemnitz's successful efforts in leading protracted negotiations that resulted in the recovery of these settlement proceeds, the Committee determined to award a discretionary cash bonus of $100,000 to Mr. Chemnitz that was paid in March 2015.

Other Policies, Practices and Guidelines

Potential Payments Upon Termination or a Change in Control
Mr. Hipple and Mr. Grampa are parties to Severance Agreements that provide two-year severance benefits in the event of an involuntary termination of employment by us, other than for cause or gross misconduct, or due to the NEO's resignation as a result of a reduction in salary or incentive pay opportunity, provided that such a reduction in salary or incentive pay opportunity is not part of a general reduction in compensation opportunity for all officers. Mr. Chemnitz is also party to a Severance Agreement that provides for severance benefits in specified circumstances, as described below. These Severance Agreements were adopted to retain top level executives.
The Severance Agreements also provide Messrs. Hipple, Grampa and Chemnitz with benefits upon certain qualifying terminations of employment following a change in control. The triggering events for a change in control are described in the section entitled “ Potential Payments Upon Termination or Change in Control” on page 36 and were designed to be competitive and reasonable based primarily on advice from legal counsel as well as the experience of our directors. If an NEO resigns for “Good Reason” (as defined in the Severance Agreement), or his employment is terminated by the Company for reasons other than for cause during the three-year period following a change in control, he will receive three-year severance benefits, as described below under “Potential Payments Upon Termination or Change in Control”.
None of the Severance Agreements provide for any excise tax "gross-up" provisions for the “parachute tax” under Code Section 280G. The Committee confirmed its intent not to enter into any new Severance Agreements that included such a provision.
The Committee believes the Severance Agreements are an important part of the competitive executive compensation package because they help ensure the continuity and stability of executive management and provide protection to the NEOs. The Committee also believes the Severance Agreements reduce the NEOs' interest in working against a potential change in control and help to minimize interruptions in business operations by reducing any concerns they have of being terminated prematurely and without cause during an ownership transition. The Company benefits from these agreements in that in exchange for the protections offered, each NEO agrees to:

•	Refrain from competing while employed and for two years after an involuntary termination of employment;

•	Refrain from soliciting any employees, agents or consultants to terminate their relationship with us during that same period;

•	Protect our confidential information; and

•	Assign to the Company any intellectual property rights to any discoveries, inventions or improvements made while employed by us and within one year after his employment terminates.
Retirement Benefits
We provide certain retirement and deferred compensation benefits to our NEOs under company plans and arrangements, including the:

•	Materion Corporation Pension Plan (Pension Plan);

•	Materion Corporation Supplemental Retirement Benefit Plan (SRBP);

•	Materion Corporation Retirement Savings Plan (401(k) Plan); and

•	Materion Corporation Executive Deferred Compensation Plan II (EDCP II).
Prior to 2011, we provided special awards under a plan (further described below in connection with the SRBP) that was designed to supplement the retirement benefits provided under the Pension Plan for the NEOs. These special awards were eliminated at the end of 2010, with the SRBP assuming the same role beginning in 2011. The Committee believes each of these programs is necessary from a competitive viewpoint (because many companies with whom we compete for talent offer similar retirement benefits)and for retention purposes.

Pension Plan
The Pension Plan is a tax-qualified defined benefit pension plan that provides retirement compensation to approximately 65% of our U.S. employees. All of the NEOs participate in the Pension Plan, which was closed to new employees hired after May 25, 2012. Before June 1, 2005, the benefit formula under the Pension Plan was 50% of the final average earnings over the highest five consecutive years minus 50% of the annual Social Security benefit, with the result prorated for service of less than 35 years. Effective as of May 31, 2005, we froze the benefit under the prior formula for all employees, including the NEOs.
Beginning June 1, 2005, the Pension Plan formula was reduced for all participants, including the NEOs, to 1% of each year's compensation, as defined in the Pension Plan. The retirement benefit for these individuals will be equal to the sum of the benefit earned as of May 31, 2005 and the benefit earned under the new formula for service after May 31, 2005. Because the amount of compensation that may be included in the formula for calculating pension benefits and the amount of benefit that may be accumulated in the Pension Plan are limited by the Code, the NEOs will not receive a Pension Plan benefit equal to 1% of their total pay.
The Code limitations associated with the Pension Plan are taken into account by the Committee in determining amounts intended to supplement retirement income for the NEOs, such as the SRBP described below. The benefit accumulated under the Pension Plan does not affect any other element of compensation for the NEOs, except to the extent it is included in the calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “ Potential Payments Upon Termination or Change in Control” on page 36.
SRBP
The Committee and the Board approved the SRBP in September 2011. The SRBP is an unfunded, nonqualified deferred compensation plan that provides retirement benefits for a select group of management or highly compensated employees to supplement the pension benefits paid to them from the Pension Plan. As noted above, the Pension Plan is the primary vehicle for providing retirement compensation to the majority of our employees, including the NEOs.
Through 2010, the Committee made special awards to NEOs to provide supplemental retirement compensation because of the limitations imposed under the Code, which place caps on the amount of eligible compensation used for purposes of determining benefit amounts under the Pension Plan. Special awards were current, taxable annual payments made to certain of the NEOs to take the place of a traditional supplemental executive retirement plan. The Committee elected to replace the special awards with the SRBP because the circumstances that gave rise to the special awards concept have changed and become more favorable to the use of a traditional supplemental executive retirement plan. The SRBP became effective in September 2011. Current participants in the SRBP include the NEOs as well as other members of senior management. Mr. Chemnitz was named as a participant in the SRBP in December 2012, with all service included since his hire date in September 2007. Since Mr. Chemnitz did not receive any special awards, his Offset Amount (as explained below) is zero.
A participant's benefit under the SRBP will be the amount of the participant's “Prevented Benefits” (as described below), reduced by a participant's designated “Offset Amount” (in other words, the total amount that was paid to the participant in prior years as special award payments), as set forth in the SRBP. A participant's interest in benefits payable under the SRBP will be vested and nonforfeitable to the same extent and in the same manner as benefits are vested and nonforfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to a participant in a single sum payment on or about the first day of the third month next following the date of his separation from service, or in certain cases as necessitated by Section 409A of the Code, the first business day of the month that is at least six months after his separation from service.
“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to a participant under the Pension Plan and the regular pension benefits that would be so payable to the participant under the Pension Plan if such benefits were determined based on the inclusion of any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with an employer and without regard to limitations on covered compensation and benefit amounts imposed by the Code and taking into account any special calculation provisions for a participant as set forth on Schedule I to the SRBP. Currently, Schedule I of the SRBP contains a special calculation provision for Mr. Hipple; (an additional five years of service credit provided to him in 2006) as discussed below in the narrative disclosure for the "2014 Pension Benefits" table on page 32.
401(k) Plan
The 401(k) Plan is a tax-qualified defined contribution plan. All of the NEOs participate in this plan, which we offer as part of a competitive total compensation package. The 401(k) Plan provides the NEOs and all other eligible employees with the opportunity to defer eligible compensation (on a pre-tax basis) up to specified limits imposed by the Code. In addition, we make a matching contribution to each participant equal to 25% of the first 6% of compensation deferred by the participant, subject to an annual Code limitation.
EDCP II
In 2004, the Committee established the EDCP II to replace the Key Employee Share Option Plan (KESOP), which is described below in the section entitled “2014 Non-qualified Deferred Compensation”. The EDCP II provides an opportunity for the NEOs to defer a portion of their compensation, and represents an element of what we consider a competitive total compensation package for the NEOs.
Health and Welfare Benefits
The NEOs participate in group life, health and disability programs provided to all salaried employees.
Perquisites
Except for periodic executive physicals, which the Committee views as an element of a competitive total compensation package for the NEOs, no perquisites or personal benefits are provided to the NEOs.
Accounting and Tax Effects
The Committee considers both the financial reporting and the taxation of compensation elements in its decision-making process. The Committee seeks to strike a balance between the Company's best interests, fair treatment for the executives and potentially minimizing taxation of the compensation offered to the executive while potentially maximizing immediate deductibility.
The Committee is also aware of Code Section 162(m), which disallows a federal income tax deduction to public companies for compensation in excess of $1 million paid to the CEO and to each of the three other most highly compensated executive officers (other than the CFO) in any taxable year. However, compensation that qualifies under Code Section 162(m) as "performance-based compensation" may be excluded from this $1 million limit. We consider the impact of this rule when developing and implementing our executive compensation program. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as fully deductible under Code Section 162(m). However, consistent with our pay-for-performance philosophy, our 2006 Stock Incentive Plan (as Amended and Restated as of May 7, 2014) and our Management Incentive Plan are intended to permit us to grant certain awards that may be able to qualify as “performance-based compensation” under Code Section 162(m). However, some grants of awards under these plans may not qualify as "performance-based compensation" for purposes of Code Section 162(m) under certain circumstances. Moreover, even if the Committee intends to grant compensation under the 2006 Stock Incentive Plan or the Management Incentive Plan that qualifies as "performance-based compensation" for purposes of Code Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately be deductible.
Stock Ownership Guidelines
Effective January 2014, the Committee implemented mandatory stock ownership guidelines, which replaced our former share retention guidelines, for executive officers, including our NEOs. The new stock ownership guidelines require our NEOs to own qualifying shares with targeted values equal to five times base salary for Mr. Hipple, three times base salary for Mr. Grampa, and one times base salary for Mr. Chemnitz. The Committee also implemented stock ownership guidelines for all non-employee directors, requiring them to own qualifying shares with targeted values equal to four times their cash compensation. These guidelines were established by the Committee to promote long-term stock ownership and further align executive and shareholder interests. Executives, including NEOs, and non-employee directors, have five years, from the time of first being subject to these guidelines, to achieve targeted ownership levels. Until guidelines are met, NEOs are required to hold 50% and the CEO and non-employee directors are required to hold 75% of all net after-tax shares received upon the exercise of SARs or the vesting of other equity grants. Shares that count towards ownership requirements include common shares held directly or indirectly, shares in employee benefit plans, the after-tax value of unvested time-based RSUs, and the after-tax “in the money” value of vested but unexercised stock options and SARs. Unvested PRSUs and unvested SARs do not count toward ownership requirements. Qualifying shares are valued based on our average closing stock price for the last twenty trading days of each year. Once the required ownership level is met as of any annual measurement date, an executive is deemed to be in ongoing compliance with the guidelines as long as he or she continues to own at least the same number of qualifying shares as when the guideline was originally achieved. Ownership guidelines apply until the executive resigns or retires, except that the target ownership requirement is reduced by 10% per year over the five year period starting upon the attainment of age 60, to allow for portfolio diversification. If an executive fails to achieve the guidelines within the designated five-year compliance period, the Committee has the discretion to take any action deemed appropriate. As of December 31, 2014, all NEOs met the ownership guidelines and all non-employee directors who have been directors for five years or more met the ownership guidelines and all non-employee directors who have been directors for at least one year own Company stock.
Anti-hedging/Pledging
Under our Insider Trading Policy, we prohibit insiders from purchasing any financial instrument or engaging in any other transaction, such as a prepaid variable forward contract, equity swap, collar or exchange fund, that is designed to hedge or offset any decrease in the market value of Company securities. The policy also prohibits insiders from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Clawback Policy
The Committee also elected to implement a formal clawback policy for the NEOs in advance of final regulations from the SEC or NYSE under the Dodd-Frank Act. This policy is in addition to the clawback provisions contained in our equity award agreements that require NEOs to forfeit outstanding awards and pay back any amounts from equity grants if they engage in activity deemed to be detrimental to the Company. The Committee elected to implement aspects of this policy early because it believes a clawback policy represents an important protection for shareholders and is viewed favorably from a corporate governance standpoint. Originally adopted in 2011 and revised in 2012, the clawback policy covers annual incentive awards, performance-based equity awards and any other incentive-based compensation paid to our executive officers, officers subject to Section 16 of the Exchange Act and our employees in salary grades A, B and C.  In general, under this clawback policy, if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under federal securities laws, we will use all reasonable efforts to recover, from persons currently or formerly covered by the policy, excess incentive-based compensation to the extent that such persons, in our determination, willfully committed an act of fraud, dishonesty or recklessness that contributed to the noncompliance.  For these purposes, excess incentive-based compensation means any incentive-based compensation paid or granted by us to such persons after 2010 in excess of what they should have been paid or granted had our financial statements been correct in the first place. The Committee expects to amend the clawback policy again when SEC or NYSE final regulations become available.
Compensation Policies and Practices to Risk Management
In setting compensation, the Committee considers the risks to Materion's shareholders and to the achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives' compensation is performance-based and “at-risk,” we believe our executive and employee compensation plans are appropriately structured and are not reasonably likely to result in a material adverse effect to the Company.
In its review, the Committee noted that:

•
Incentive programs provide for balance in that performance measures and goals are tied to the Company's strategic objectives, achievable financial performance centered on the Company's expectations, relative performance against a peer group of companies and specific individual goals;

•
A significant portion of variable compensation is delivered in equity (SARs, PRSUs, PS, and RSUs) with multi-year vesting. The Company believes that equity compensation helps reduce compensation risk by balancing financial or strategic goals against any other factors management may take into consideration to promote long-term shareholder value;

•	Limited upside opportunity on incentive awards further ensures that management does not have any incentive to pursue short-term financial performance at the expense of long-term shareholder value;

•
The Company adopted stock ownership guidelines, along with share retention requirements until guidelines are met, which guidelines replaced previous share retention guidelines, to encourage a focus on long-term growth rather than short-term gains; and

•	The Company extended the scope of our clawback policy to recoup from culpable NEOs any gains that are later found to be based on erroneous financial statements.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2014.
The foregoing report has been furnished by the Compensation Committee of the Board of Directors.
Vinod M. Khilnani (Chairman)
William B. Lawrence
Darlene J. S. Solomon
Robert B. Toth
Notwithstanding anything to the contrary as set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

2014 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our Chief Executive Officer and our other NEOs who served during the fiscal year ended December 31, 2014:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen-sation ($) (5)	Change in Pension Value and Non- qualified Deferred Compen-sation Earnings ($) (6)	All Other Compen-sation ($) (7)	Total ($)
Richard J. Hipple	2014	825,173	—	1,515,907	481,029	1,211,003	543,846	4,296	4,581,254
Chairman, President and	2013	801,978	—	1,435,399	486,626	198,619	8,477	4,221	2,935,320
Chief Executive Officer	2012	779,421	—	1,156,324	577,784	329,898	447,064	4,146	3,294,637
John D. Grampa	2014	462,747	—	474,296	150,509	383,410	204,048	3,807	1,678,817
Sr. Vice President,	2013	449,151	—	374,674	124,876	76,500	31,050	4,542	1,060,793
Administration	2012	412,946	—	306,338	157,994	100,408	189,894	4,512	1,172,092
Gregory R. Chemnitz	2014	370,120	100,000	359,270	98,155	260,999	108,321	5,020	1,301,885
Vice President,	2013	359,393	—	244,260	81,403	51,300	40,060	5,008	781,424
General Counsel	2012	333,494	—	203,500	103,673	63,069	145,901	4,752	854,389

(1)	For 2014, “Salary” includes deferred compensation under the 401(k) Plan in the amount of $23,000 for each of Messrs. Hipple, Grampa and Chemnitz.

(2)
Mr. Chemnitz was awarded a discretionary payment of $100,000 for his exceptional performance in 2014 in leading protracted negotiations that resulted in the recovery of a theft insurance claim and a legal settlement, primarily related to issues in the design and installation of equipment at our pebble plant in Elmore, Ohio. Further explanation of this payment is provided in the Compensation Discussions and Analysis.

(3)
The amounts reported in this column for 2014 reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for RSUs granted during 2014 to each NEO and, based on probable outcome, for the PRSUs, granted during 2014, that are within the scope of FASB ASC Topic 718. Assuming the highest level of achievement of the performance conditions to which the PRSUs are subject, the grant date fair value of the PRSUs would be: Mr. Hipple $2,048,760, Mr. Grampa $640,990 and Mr. Chemnitz $418,064. See Note K to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for the assumptions used in calculating the grant date fair values. See the "2014 Grants of Plan Based Awards" table in this proxy statement for more information on awards made in 2014.

(4)
The amounts reported in this column for 2014 reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for SARs granted to each NEO during 2014. See Note K to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for the assumptions used in calculating the fair value. See the “2014 Grants of Plan Based Awards” table for more information on awards made in 2014.

(5)	The amounts in this column for 2014 represent the payments made to the NEOs under the MIP.

(6)
The amounts in this column for 2014 represent the aggregate change in the actuarial present value of the accumulated benefit under the Pension Plan and SRBP, as otherwise discussed in this proxy statement. There were no preferential or above market earnings during 2014 under the EDCP II or KESOP plans. The amounts for the change in the pension and SRBP values are as follows:

Name	Pension Plan ($)	SRBP ($)	Total ($)
Richard J. Hipple	104,225	439,621	543,846
John D. Grampa	86,914	117,134	204,048
Gregory R. Chemnitz	62,015	46,306	108,321

(7)	For each NEO, “All Other Compensation” for 2014 consists of group life insurance premiums, the Company match in the 401(k) and the Health Savings Account match for Mr. Chemnitz.

2014 GRANTS OF PLAN BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Type of Grant	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maxi-mum (#)
Richard J. Hipple	MIP	3/5/2014	—	966,186	1,932,372	—	—	—	—	—	—	—
	PRSU	3/5/2014	—	—	—	8,331	16,662	33,324	—	—	—	512,190
	PRSU	3/5/2014	—	—	—	4,166	16,662	33,324	—	—	—	512,190
	RSUs	5/8/2014	—	—	—	—	—	—	14,765	—	—	491,527
	SARs	5/8/2014	—	—	—	—	—	—	—	38,544	33.29	481,029
John D. Grampa	MIP	3/5/2014	—	305,646	611,292	—	—	—	—	—	—	—
	PRSU	3/5/2014	—	—	—	2,607	5,213	10,426	—	—	—	160,248
	PRSU	3/5/2014	—	—	—	1,303	5,213	10,426	—	—	—	160,248
	RSUs	5/8/2014	—	—	—	—	—	—	4,620	—	—	153,800
	SARs	5/8/2014	—	—	—	—	—	—	—	12,060	33.29	150,509
Gregory R. Chemnitz	MIP	3/5/2014	—	207,427	414,854	—	—	—	—	—	—	—
	PRSU	3/5/2014	—	—	—	1,700	3,400	6,800	—	—	—	104,516
	PRSU	3/5/2014	—	—	—	850	3,400	6,800	—	—	—	104,516
	RSUs	5/8/2014	—	—	—	—	—	—	4,513	—	—	150,238
	SARs	5/8/2014	—	—	—	—	—	—	—	7,865	33.29	98,155

(1)
These columns show the PRSUs that were granted in 2014. The first referenced award of PRSUs will be earned based on the degree of achievement of RTSR goals during the 2014-2016 performance period and the second referenced award of PRSUs will be earned based on the degree of achievement of ROIC goals during the 2014-2016 performance period. The threshold to target levels of RTSR PRSUs will be earned for threshold to target performance and settled in shares. Above target to maximum performance for the RTSR PRSUs will be settled in cash. The ROIC PRSUs will be earned for threshold and above performance and settled in cash. Any earned awards vest after the end of the 2014-2016 performance period.

(2)
This column shows the time-based RSUs that were granted in 2014. These RSUs will vest three years from the date of grant, generally provided these executives are continuously employed three years from the date of grant.

(3)
This column shows the SARs that were granted in 2014. These SARs become fully exercisable and vest 100% after three years, generally provided these executives are continuously employed three years from the date of grant.

(4)
The amounts reported in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for the SARs and RSUs, and the fair value based on the probable outcome for the PRSU. See Note K to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for the assumptions used in calculating the fair value.

Executive Employment Arrangements
None of the NEOs have an employment agreement. However, each NEO has a Severance Agreement that provides the executive with three-year severance benefits upon termination or significant change in the duties of the executive as a result of a change in control as defined in the agreement, and, except for Mr. Chemnitz, two-year severance benefits in the event of certain involuntary terminations. Discussion of the payouts provided for under various termination situations is set forth in the section “Potential Payments Upon Termination or Change in Control” on page 36.
Salaries and Non-equity Incentive Plan Compensation
For 2014, base salaries and annual incentives (including amounts deferred into the 401(k) Plan) as a percentage of total compensation shown in the “2014 Summary Compensation Table” were 44% for Mr. Hipple, 50% for Mr. Grampa and 56% for Mr. Chemnitz.
Stock and Option Awards
Stock and option awards under the 2006 Plan were made during 2014 in the form of SARs, RSUs and PRSUs. Descriptions of and the reason for these types of grants are included in the CD&A.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Richard J. Hipple	15,000	—	44.72	2/15/2017	—	—	—	—
	90,147	—	15.01	2/10/2019	—	—	—	—
	53,515	—	21.24	2/22/2020	—	—	—	—
	38,474	—	39.30	5/4/2018	—	—	—	—
	—	44,897	29.45	3/1/2019	—	—	—	—
	—	38,809	28.32	3/6/2020	—	—	—	—
	—	38,544	33.29	5/8/2021	—	—	—	—
	—	—	—	—	51,292	1,807,017	—	—
	—	—	—	—	—	—	75,503	2,659,971
	197,136	122,250
John D. Grampa	4,550	—	44.72	2/15/2017	—	—	—	—
	3,356	—	27.78	2/15/2018	—	—	—	—
	25,671	—	15.01	2/10/2019	—	—	—	—
	16,089	—	21.24	2/22/2020	—	—	—	—
	10,301	—	39.30	5/4/2018	—	—	—	—
	—	12,277	29.45	3/1/2019	—	—	—	—
	—	9,959	28.32	3/6/2020	—	—	—	—
	—	12,060	33.29	5/8/2021	—	—	—	—
	—	—	—	—	14,231	501,358	—	—
	—	—	—	—	—	—	21,652	762,800
	59,967	34,296
Gregory R. Chemnitz	1,373	—	27.78	2/15/2018	—	—	—	—
	6,814	—	39.30	5/4/2018	—	—	—	—
	—	8,056	29.45	3/1/2019	—	—	—	—
	—	6,492	28.32	3/6/2020	—	—	—	—
	—	7,865	33.29	5/8/2021	—	—	—	—
	—	—	—	—	10,911	384,395	—	—
	—	—	—	—	—	—	14,119	497,412
	8,187	22,413

(1)
These amounts represent the SARs that were granted on May 8, 2014, March 6, 2013 and March 1, 2012. These SARs generally vest 100% after three years. The SARs were granted seven years prior to their expiration date.

(2)
Time-based RSUs were granted to Messrs. Hipple, Grampa and Chemnitz on March 1, 2012, March 6, 2013, and May 8, 2014. The RSUs vest three years from the date of grant and are generally subject to forfeiture if these executives are not continuously employed for a three-year period from the date of grant. These awards were granted as follows:

Name	3/1/12 Grant (#)	3/6/13 Grant (#)	5/8/14 Grant (#)
Richard J. Hipple	19,632	16,895	14,765
John D. Grampa	5,201	4,410	4,620
Gregory R. Chemnitz	3,523	2,875	4,513

(3)	Amounts in these columns were calculated using the December 31, 2014 Materion Corporation common stock closing price of $35.23 multiplied by the number of shares or units in the preceding column.

(4)
PRSUs were granted to Messrs. Hipple, Grampa and Chemnitz on March 5, 2014. The RTSR PRSUs will be earned based on our RTSR performance over three years versus industry peers and the ROIC PRSUs will be earned based on our ROIC performance over three years. The threshold to target levels of RTSR PRSUs will be earned for threshold to target performance and settled in shares after December 31, 2016. Above target to maximum performance for the RTSR PRSUs will be settled in cash. The ROIC PRSUs will be earned for threshold and above performance and settled in cash after December 31, 2016.

2014 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Hipple	19,802	264,704	20,311	671,685
John D. Grampa	29,000	451,038	5,438	179,835
Gregory R. Chemnitz	—	—	3,597	118,953
2014 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Richard J. Hipple	Materion Corporation Pension Plan	13	404,567	—
	Materion Corporation Supplemental Retirement Benefit Plan (1)	18	1,049,291	—
John D. Grampa	Materion Corporation Pension Plan	16	518,842	—
	Materion Corporation Supplemental Retirement Benefit Plan	16	243,503	—
Gregory R. Chemnitz	Materion Corporation Pension Plan	7	183,860	—
	Materion Corporation Supplemental Retirement Benefit Plan	7	148,804	—
(1) Mr. Hipple receives an additional five years of credited service under the SRBP.
Assumptions:

•	Measurement Date: December 31, 2014

•	Interest Rate for Present Value: 4.0%

•	Mortality (Pre-commencement): None

•	Mortality (Post-commencement): RP-2014 Annuitant Mortality Table for males projected generationally using Scale MP-2014

•	Withdrawal and disability rates: None

•	Retirement rates: None prior to age 65

•	Normal Retirement Age: Age 65, except attained age for Mr. Grampa who turned 65 years old in June 2012

•	Accumulated benefit is calculated based on credited service and pay as of December 31, 2014

•	All results shown are estimates only; actual benefits will be based on data, pay and service at time of retirement
The Materion Corporation Pension Plan (qualified pension plan) is a defined benefit plan under which Messrs. Hipple, Grampa and Chemnitz are currently accruing benefits. Effective as of the close of business on May 31, 2005, the benefit under the prior formula for Messrs. Hipple and Grampa (50% of final average earnings over the highest five consecutive years minus 50% of annual Social Security benefit, the result prorated for service less than 35 years) was frozen. The frozen annual benefits as of May 31, 2005, payable beginning at age 65 as a single life annuity, for Messrs. Hipple and Grampa are $9,855 and $17,255, respectively. Credited service for pension benefit purposes as of May 31, 2005 for Messrs. Hipple and Grampa is 3 and 6 years, respectively.
Beginning June 1, 2005, the qualified pension plan formula was changed for Messrs. Hipple and Grampa to 1% of each year’s earnings. The retirement benefit for these individuals will be equal to the sum of that earned as of May 31, 2005 and that earned under the new formula for service after May 31, 2005. Mr. Chemnitz was hired on September 17, 2007. His retirement benefit will be equal to 1% of each year’s earnings.
The “2014 Pension Benefits” table shows for Messrs. Hipple, Grampa and Chemnitz the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year under the qualified pension plan. We do not sponsor any other qualified defined benefit plan that provides benefits to Messrs. Hipple, Grampa or Chemnitz. We also sponsor a non-qualified defined benefit plan that provides benefits to Messrs. Hipple, Grampa and Chemnitz. See the section entitled “Supplemental Retirement Benefit Plan (SRBP)” for more information.
The “Present Value of Accumulated Benefit” is the lump-sum value as of December 31, 2014 of the annual pension benefit that was earned as of December 31, 2014 that would be payable under the qualified pension plan for Messrs. Hipple, Grampa and Chemnitz for life beginning at their normal retirement age, or attained age if older than age 65. The normal retirement age is defined as age 65 in the qualified pension plan. Certain assumptions were used to determine the lump-sum value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described immediately following the “2014 Pension Benefits” table.
If the participant terminates employment before completing ten years of service, the annuity may not commence prior to age 65. If the participant terminates employment after completing ten years of service, the annuity may commence as early as age 55 and is reduced 6.67% per year between ages 60 and 65 and 3.33% per year between ages 55 and 60 based on the participant’s age at commencement, if the benefit commences prior to normal retirement age. An unreduced benefit is available commencing at age 62 for those participants who terminate after age 55 with at least 30 years of service. At year-end 2014, Messrs. Hipple and Grampa had attained early retirement eligibility but Mr. Chemnitz had not. None of the NEOs may become eligible to commence their benefit on an unreduced basis prior to age 65.
Benefits provided under the qualified pension plan are based on compensation up to a compensation limit under the Code (which was $260,000 in 2014). In addition, benefits provided under the qualified pension plan may not exceed a benefit limit under the Code (which was $210,000 payable as a single life annuity beginning at normal retirement age in 2014).
Compensation is generally equal to the total amount that is included in income (such as regular base salary, incentive compensation under any form of incentive compensation plan, sales commissions and performance-restricted shares of stock at the time these shares are includable in the participant’s gross income for Federal income tax purposes), plus salary reduction amounts under sections 125 and 401(k) of the Code. The annual salary and bonus for the current year for Messrs. Hipple, Grampa and Chemnitz is indicated in the “2014 Summary Compensation Table”. Each year’s compensation for the qualified pension plan is limited by the compensation limits under the Code.
Generally, a participant’s years of credited service are based on the years an employee participates in the qualified pension plan. However, in certain cases, credit for service prior to participation in the qualified pension plan is granted. Such cases include employment with the Company in a position that is not eligible for participation in the qualified pension plan and service with a predecessor employer. The years of credited service for Messrs. Hipple, Grampa and Chemnitz are based only on their service while eligible for participation in the qualified pension plan.
Lump sums are available under the qualified pension plan only for the portion of the participant’s benefit that was accrued prior to July 1, 1992. Messrs. Hipple, Grampa and Chemnitz are eligible only to have their benefits payable in the form of an annuity with monthly benefit payments.
The qualified pension plan was designed to provide tax-qualified pension benefits for most of our employees. Benefits under the qualified pension plan are funded by an irrevocable tax-exempt trust. An executive’s benefits under the qualified pension plan are payable from the assets held by the tax-exempt trust.
Supplemental Retirement Benefit Plan (SRBP)
Adopted effective September 13, 2011, the SRBP is an unfunded, non-qualified deferred compensation plan that provides benefits for a select group of management or highly compensated employees named in the SRBP document in order to supplement the pension benefits paid to them from the Materion Corporation Pension Plan.
A participant’s benefit under the SRBP will be the amount of the participant’s “Prevented Benefits” (as described below), reduced by a participant’s designated “Offset Amount” (that which was paid in prior years as special award payments), as set forth in the SRBP. Mr. Chemnitz was named as a participant in the SRBP effective December 2012 with all service included since his hire date in September 2007. Since Mr. Chemnitz did not receive any special awards, his Offset Amount is zero. A participant’s interest in benefits payable under the SRBP will be vested and non-forfeitable to the same extent and in the same manner as benefits are vested and non-forfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to a participant in a single sum payment on or about the first day of the third month (or, in certain cases as necessitated by tax law provisions, the sixth month) next following the date of his separation from service.
“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to a participant under the Pension Plan and the regular pension benefits that would be so payable to the participant under the Pension Plan if such benefits were determined including in compensation any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with a participant and without regard to limitations on covered compensation and benefit amounts imposed by the Code. Mr. Hipple will receive an additional amount at retirement determined by dividing his Prevented Benefits by the number of his years of credited service in the qualified pension plan and multiplying that amount by five.
We are under no obligation to set aside funds specifically designated to pay these supplemental amounts and are not presently maintaining any kind of trust for this purpose.
2014 NON-QUALIFIED DEFERRED COMPENSATION
We maintain two non-qualified arrangements for executives, the Key Employee Share Option Plan (KESOP) and the Executive Deferred Compensation Plan II (EDCP II). The primary purpose of each is to provide benefits in the event a participant’s compensation exceeds the amount of compensation that may be taken into account for deferring income and matching contributions under the the 401(k) Plan.
Key Employee Share Option Plan
The KESOP was established in 1998 to provide executives with options to purchase property other than our common stock (in this case, options to purchase certain mutual fund shares as further described below), which options replace a portion of the executive’s compensation. The options cover property with an initial value equal to the amount of compensation they replace, divided by 75%, with an exercise price equal to the difference between that amount and the amount of compensation replaced (in other words, 25% of the fair market value of the option property). Thus, the executive may receive the increase or decrease in market value of the entire amount of the property covered by the option, including the exercise price. Due to the American Jobs Creation Act of 2004 which added section 409A to the Code, the KESOP was frozen effective December 31, 2004. Moreover, options for purchase of property that did not become exercisable prior to 2005 under the KESOP and corresponding elections under the KESOP were canceled. Each participant who had such KESOP options and elections canceled received payment in the amount of the canceled deferrals. Eligibility to participate and the property (consisting of shares of mutual funds) subject to the KESOP options were determined by the Compensation Committee of the Board. Mutual fund selection was intended to be the same or similar to that offered under the 401(k) Plan, but was not required. Executives were permitted to select among those mutual funds to determine those covered by the options obtained by them as a result of their compensation elections, but generally were not permitted to change that selection once made.
Although the KESOP was frozen as noted above, options that became exercisable prior to January 1, 2005 and have not been exercised remain on the books for some executives.
The KESOP balance of each executive is equal to the most recent closing price of the mutual funds under the options accumulated by the executive as of the end of the year. To obtain the portion of this balance based on any particular option, however, the executive must pay the 25% exercise price set when the option was granted. In addition to potential gains through changes in the market value for the underlying mutual funds, the executive may accumulate value whenever any dividends or other cash distributions are made relative to those mutual funds. Starting with dividends for the year ending December 31, 2004, the value of any such dividends or distributions is credited to the executive’s EDCP II account (see discussion below for the Executive Deferred Compensation Plan II) as part of the compensation deferred under that program.
Unless the amount of mutual funds available under an option is adjusted as a result of a stock split, merger, divestiture, consolidation or other corporate transaction, or unless other property is substituted for the mutual fund shares originally subject to the option, an option becomes exercisable 184 days after the grant of the option and remains exercisable at any time after that date until the earlier of the fifteenth anniversary of the grant or the third anniversary of the executive’s termination of employment. If any adjustment in the number of mutual fund shares or any substitution of new property occurs, the exercise period will be interrupted for 184 days and the deadline to exercise will be extended by 184 days, but not more than five years beyond the original exercise deadline. Any option not exercised by the deadline may not be exercised after that.
The KESOP is unfunded. The options obligation for each executive is maintained in a book reserve account. We are under no obligation to set aside funds specifically designated to satisfy this obligation or to invest in any of the optioned mutual funds selected by the executive. However, we maintain a trust, as part of the general assets of the Company, intended to hold property for use in meeting this obligation, unless we become insolvent. In that case, the assets in the trust would be available to satisfy our creditors just as any other general assets of the Company, before the option property would be delivered. In other words, each executive participating in the KESOP is an unsecured general creditor of the Company with respect to the value of the property optioned as his KESOP benefits.
When an option is exercised, the executive pays the applicable exercise price to the Company and we deliver to the executive the underlying property, which may have been obtained and held as general assets of the Company before the option was exercised. The value of the underlying property delivered, less the exercise price paid, is treated as taxable income to the executive and he must pay the Company for any income taxes or other payroll taxes required to be withheld by the Company on that income. We may take an income tax deduction for the value of the property delivered, reduced by the exercise price paid.
No executive may transfer or sell his KESOP options during his life, except for a transfer, for no pay and only as approved by the Committee, to a member of the executive’s immediate family, to a trust for the benefit of such a family member or to a partnership consisting only of such family members as partners. Upon an executive’s death, his KESOP options will pass to his beneficiaries or estate, but they must be exercised before the earlier of the original deadline or the first anniversary of his death. No other transfers or withdrawals are permitted under the KESOP.
The latest exercise deadline for any existing KESOP options is June 30, 2019. As noted earlier, options may expire earlier, within three years of the executive’s termination of employment.
Executive Deferred Compensation Plan II
The EDCP II provides executives an opportunity to make deferral elections generally not permitted under the 401(k) Plan. Code Section 401(a)(17) limits the amount of compensation that may be taken into account for deferrals under the 401(k) Plan. For 2014, that limit was $260,000. Executives may elect each year to defer all or any portion of the sum of his or her MIP payouts payable in cash for that year, plus the portion of his base salary for that year that is in excess of the compensation limit under Code section 401(a)(17). Previously we had provided a non-elective deferral equal to three percent (3%) of an executive's total compensation in excess of the Code Section 401(a)(17) limit (his Excess Compensation) designed to reflect the employer matching contribution not permitted under the 401(k) Plan because of the Code Section 401(a)(17) compensation limit. In April 2009, the Company contribution was eliminated due to the global economic crisis, but was restored in April 2010. In 2010, the decision was made to eliminate the Company contribution for the NEOs and certain other executives. Credits in amounts equal to the value of any dividends or other cash distributions payable from mutual funds optioned to the executive under the KESOP (see discussion of the Key Employee Share Option Plan above) are also credited to the executive’s EDCP II account balance starting with dividends for the year 2004.
The compensation deferrals credited to each executive are credited with earnings at a rate equal to the return on hypothetical investments selected by the executive from a list of mutual funds identified by the Compensation Committee. Investment selection is intended to be the same or similar to that offered under the 401(k) Plan, but this is not required. The executive’s investment selection is used only to determine earnings credits on the compensation deferrals under the EDCP II. We are not obligated to invest any funds in the mutual funds selected by the executive. Earnings returns will change from year to year.
The EDCP II is unfunded. Deferred compensation credits and related earnings credits for each executive are maintained in a book reserve account. We are under no obligation to set aside funds specifically designated to pay these deferred income amounts. However, we maintain a trust, as part of the general assets of the Company, intended to pay these deferred income amounts, unless we become insolvent. In that case, the assets in the trust would be available to satisfy creditors of the Company, just as any other general assets of the Company, before the deferred income amounts would be paid. In other words, each executive participating in the EDCP II is an unsecured general creditor of the Company with respect to the payment of his EDCP II benefits.

2014 NON-QUALIFIED DEFERRED COMPENSATION
The table below shows 2014 activity in the NEO's KESOP and EDCP II accounts. Activity includes deferrals to the EDCP II of executive contributions, earnings credited to the NEOs' EDCP II and KESOP accounts, any distributions made from his KESOP account, and the aggregate balance of the NEOs' EDCP II and the KESOP accounts as of December 31, 2014.

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Richard J. Hipple	EDCPII	—	—	6,620	—	145,338
	KESOP	—	—	1,830	—	19,559
John D. Grampa	EDCPII	—	—	6,344	—	133,436
	KESOP	—	—	775	2,907	—
Gregory R. Chemnitz	EDCPII	12,838	—	8,969	—	153,151

(1)	The amount in this column is also included in the "Salary" column of the "2014 Summary Compensation Table".

(2)
These earnings include dividends paid in 2013 for the KESOP, which were transferred to the EDCP II in 2014 for Mr. Hipple in the amount of $306. None of these amounts were reported for Mr. Hipple, Mr. Grampa or Mr. Chemnitz in the "Change in Pension Value and Non-qualified Deferred Compensation Earnings" column for 2014 of the "2014 Summary Compensation Table."

(3)
The Aggregate Balance at Last FYE for the KESOP for each of the executive officers listed above represents the net amount due the participant upon exercise (i.e., net of the 25% option price due back to the Company).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We have entered into Severance Agreements with the NEOs to help ensure the continuity and stability of our senior management. The other incentive arrangements we maintain also provide for payments to be made to the NEOs upon certain terminations of employment.
Severance Agreements
Basic Severance Benefits.    The Severance Agreements provide that if the employment of any NEO, other than Mr. Chemnitz, is terminated by us or one of our affiliates except for cause or gross misconduct (or death or disability), or if he resigns as a result of a reduction in his salary or incentive pay opportunity the NEO will be entitled to severance benefits. Severance benefits include rights to:

•	a lump-sum payment of two times highest salary and the highest annual cash incentive compensation (the highest annual incentive for the year of termination or in any of the three prior years);

•	the continuation of retiree medical and life insurance benefits for up to two years;

•	a lump-sum payment equal to the sum of the present value of 50% of his PS based on target performance, with a "true up" provided for any additional earned PS;

•	any retirement benefits he would have earned under our qualified retirement plans during the next two years; and

•	reasonable fees for outplacement services, up to a maximum of $20,000.
In addition, all PRSUs and RSUs vest at 100% levels and all SARs become fully exercisable, if the severance benefits are applicable. Mr. Chemnitz does not participate in these basic severance benefits.
Change in Control Severance Benefits. In the event of a “change in control” of the Company, as defined in these Severance Agreements, and if the executive’s employment is terminated by us or one of our affiliates except for cause (or death or disability), or he resigns within one month after the first anniversary of the change in control for any reason, or the nature and scope of his duties worsens or certain other adverse changes occur and the Board of Directors so decides (referred to in the table below as Good Reason Termination), the executive is entitled to receive similar severance benefits (based on a three-year period rather than a two-year period), but the acceleration of outstanding long-term equity and equity-based awards will be subject under the terms of the applicable award agreements to "double trigger" vesting. A termination or demotion following the commencement of discussions with a third party which ultimately results in a change in control will also activate the change in control benefits. Payment of the change in control benefits under the Severance Agreements are subject to a reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Code, but only if the reduction would increase the net after tax amount received by the executive. In addition, we must secure payment of the change in control benefits under the Severance Agreements through a trust that is to be funded upon the change in control, and amounts due but not timely paid earn interest at the prime rate plus 4%. We must pay attorneys’ fees and expenses incurred by an executive in enforcing his right to change in control benefits under his Severance Agreement.
Nonsolicitation and Noncompetition Provisions. Under the Severance Agreements, each executive agrees not to solicit any of our employees, agents or consultants to terminate their relationship with us, to protect our confidential business information and not to compete with us during employment and for a period of (1) two years following termination of the executive’s employment by us or one of our affiliates except for cause or gross misconduct, or if he resigns as a result of a reduction in his salary or incentive pay opportunity, or (2) one year following a termination of employment for any other reason. Each executive also assigns to us any intellectual property rights he may otherwise have to any discoveries, inventions or improvements made while in our employ or within one year thereafter.
Amounts Payable Under Severance Agreements.  The following table sets forth the amounts payable under the Severance Agreements. Note that this table does not include any benefits payable to the NEO under our retirement plan(s), or any payout to the NEO under our KESOP or the EDCP II. For more information about these benefits, see the "2014 Pension Benefits" and the "2014 Non-qualified Deferred Compensation" table and related narratives above. Additional information about the amounts payable to the NEO in the event of retirement, death or permanent disability is presented separately after the table.

	Richard J. Hipple		John D. Grampa		Gregory R. Chemnitz
	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)
Base Salary/Annual Bonus	4,102,144	6,153,216	1,688,783	2,533,174	N/A	2,203,707
Welfare Benefits	43,428	65,142	30,720	46,080	N/A	43,305
Additional Benefits Under Retirement Plans	67,645	101,468	67,134	100,701	N/A	89,199
Outplacement Services	20,000	20,000	20,000	20,000	N/A	20,000
Annual MIP	N/A	—	N/A	—	N/A	—
SARs Accelerated Vesting (1)	602,450	602,450	163,174	163,174	N/A	106,682
RSUs/PRSUs Accelerated Vesting (1)	4,244,676	4,244,676	1,193,029	1,193,029	N/A	835,339
Total Without 280G Cutback	9,080,343	11,186,952	3,162,840	4,056,158	N/A	3,298,232
280G Cutback	N/A	(1,923,780)	N/A	(582,251)	N/A	—
Total With 280G Cutback	9,080,343	9,263,172	3,162,840	3,473,907	N/A	3,298,232

(1)	The amount reported assumes that the 2014 MIP and the 2012-2014 PRSUs have been earned and paid to each of the NEOs.

(2)
The amounts reported for the NEOs for accelerated vesting of SARs, RSUs and PRSUs for terminations in connection with a change in control reflect double trigger acceleration amounts, reflect less-than-target performance for the 2012 PS awards, and reflect target performance for the 2013-2015 and 2014-2016 PRSUs.

Benefits Payable Upon Retirement, Death or Disability Under Incentive Plans
Annual Cash Incentive Plan
Management Incentive Plan (MIP). The NEOs are participants in our MIP, which provides for annual, lump-sum cash payments that are based on achieving pre-established financial objectives and qualitative performance factors. Generally, an executive must be employed on the last day of the plan year in order to receive an award under the MIP. However, if an executive dies while employed by us or any subsidiary or retires under one of our retirement plans during a plan year, the executive will receive an award pro-rated to the beginning of the month following the executive’s termination date. In no event will a prorated MIP award be earned where the proration percent is one-third or less.

2006 Stock Incentive Plan (As Amended and Restated as of May 7, 2014)
In May 2014, we adopted the Materion Corporation 2006 Stock Incentive Plan, as Amended and Restated as of May 7, 2014 (2006 Plan). The 2006 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of PRS, PS, PU, RS, OR, SARs, RSUs and PRSUs for the purpose of providing incentives and rewards for superior performance.
Restricted Stock Units (RSUs). Each of the NEOs has received grants of RSUs under the 2006 Plan. The RSU award agreements provide that all outstanding RSUs will immediately vest if the executive dies or becomes permanently disabled while employed by the Company or any subsidiary during the applicable vesting period. The RSU award agreements provide that if the executive retires one year or more after the date of grant, the RSUs will continue to vest and become payable three years from the date of grant. Under the RSU agreements, the definition of retirement means that the NEO retired from the Company or any subsidiary and is at the time (1) at least age 65 or (2) at least age 55 and has completed ten years of continuous employment with the company or any subsidiary. Assuming a termination of employment due to death or permanent disability on December 31, 2014, the value of accelerated vesting of the RSUs would have been $1,839,182, $509,637 and $389,820 for Messrs. Hipple, Grampa and Chemnitz, respectively. Assuming a termination of employment due to retirement on December 31, 2013, the value of pro-rata accelerated or continued vesting of the RSUs would have been $1,319,011, $346,875 and $230,827 for Messrs. Hipple, Grampa and Chemnitz, respectively.
Stock Appreciation Rights (SARs). Each of the NEOs has received grants of SARs under the 2006 Plan. The award agreements generally provide that SARs terminate 190 days after termination of employment and vested SARs can be exercised during that period. However, the award agreements also provide that all SARs will immediately vest if the executive dies or becomes permanently disabled during the applicable vesting period while employed by the Company or any subsidiary; the vested SARs would then terminate one year after the termination of employment due to the NEO's death or disability (or until the expiration of the term of the SARs, if earlier). If the NEO retires (as described above) during the applicable vesting period, then the SARs will continue to vest and will expire seven years from the date of grant. Assuming a termination of employment due to death, permanent disability or retirement on December 31, 2014, the value of any accelerated or continued vesting of the SARs would have been $602,450, $163,174 and $106,682 for each of Messrs. Hipple, Grampa and Chemnitz, respectively, as the closing price on December 31, 2014 of $35.23 was higher than two of the three base prices of the outstanding SARs grants.
Performance-based Restricted Stock Units (PRSUs). Under the 2006 Plan, each of the NEOs received grants of PRSUs in 2013 and 2014. Generally, all or a percentage of the PRSUs become nonforfeitable and payable only if certain performance goals are met. However, the award agreements provide that 100% of the PRSUs will immediately become nonforfeitable and payable if the executive dies or becomes permanently disabled while employed by the Company or any subsidiary during the performance period. If the NEO retires (as described above) during the applicable performance period, then the PRSUs will continue to be eligible to become nonforfeitable and payable as if the NEO continued to be employed during the performance period. Assuming a termination of employment due to death or permanent disability on December 31, 2014, the value of the accelerated vesting of the PRSUs would have been $2,385,494, $683,392 and $445,519 for Messrs. Hipple, Grampa and Chemnitz, respectively. Assuming a termination of employment due to retirement on December 31, 2014, the value of continued nonforfeitability of the PRSUs would have been $2,385,494, $683,392 and $445,519 for Messrs. Hipple, Grampa and Chemnitz, respectively.

RELATED PARTY TRANSACTIONS
In 2002, we entered into life insurance agreements with several employees and purchased life insurance policies pursuant to those agreements. These agreements, and the policies, which are owned by the employees, remain outstanding, and the portions of the premiums we paid are treated as loans to the employees, secured by the insurance policies, for financial purposes. The agreements require the employees to maintain the policies’ cash surrender values in amounts at least equal to the outstanding loan balances. Interest on the loans is based on the applicable federal rate, which, as of December 31, 2014, was 3.32%.
We recognize that transactions between any of our directors or executive officers and us can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders. Pursuant to its charter, the Governance and Organization Committee considers and makes recommendations to the Board with regard to possible conflicts of interest of Board members or management. The Board then makes a determination as to whether to approve the transaction.
The Governance and Organization Committee reviews all relationships and transactions in which Materion Corporation and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Governance and Organization Committee to determine, based on the facts and circumstances, whether Materion or a related person has a direct or indirect material interest in the transaction. As set forth in the Governance and Organization Committee’s charter, in the course of the review of a potentially material-related person transaction, the Governance and Organization Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Materion;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Materion; and

•	any other matters the Governance and Organization Committee deems appropriate.

Based on this review, the Governance and Organization Committee will determine whether to approve or ratify any transaction which is directly or indirectly material to Materion or a related person.
Any member of the Governance and Organization Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting of the Governance and Organization Committee that considers the transaction.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the annual report with management, and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement of Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for the respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held eight meetings during 2014.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.
The current Audit Committee charter is available on our web site at http://materion.com.
Craig S. Shular (Chairman)
Joseph P. Keithley
N. Mohan Reddy
Geoffrey Wild

2.     RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm for the year 2015 and presents this selection to the shareholders for ratification. Ernst & Young LLP will audit our consolidated financial statements for the year 2015 and perform other permissible, preapproved services. Representatives of Ernst & Young LLP are expected to be present at the 2015 annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will respond to appropriate questions.
Preapproval Policy for External Auditing Services
The Audit Committee has established a policy regarding preapproval of all audit and non-audit services expected to be performed by our independent registered public accounting firm, including the scope of and estimated fees for such services. Our independent registered public accounting firm, after consultation with management, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for its annual audit and associated quarterly reviews and procedures. Management, after consultation with our independent registered public accounting firm, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for audit-related, tax and other services to be provided by our independent registered public accounting firm for the upcoming fiscal year. The policy prohibits our independent registered public accounting firm from providing certain services described in the policy as prohibited services. The Audit Committee approved all of the estimated fees described below under the heading “External Audit Fees”.
External Audit Fees

	2014	2013
Audit Fees	$1,926,000	$1,850,000
Audit-related Fees	65,000	60,000
Tax Fees	223,000	233,000
All Other Fees	—	—
Total	$2,214,000	$2,143,000
Audit Fees
Audit fees consist of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and the effectiveness of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and audits in connection with statutory requirements.
Audit-related Fees
Audit-related services principally include the audit of financial statements of our employee benefit plans.
Tax Fees
Tax fees include corporate tax compliance, tax advice and tax planning.
All Other Fees
We had no fees included in "All Other Fees" during 2014 or 2013.
The approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on such proposal at the 2015 annual meeting.

The Board of Directors of Materion Corporation unanimously recommends a vote FOR Proposal 2 to ratify Ernst & Young LLP as the independent registered public accounting firm for the year 2015.

3.     ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In this Proposal 3, pursuant to Section 14A of the Exchange Act, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote on the compensation paid to the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our shareholders and the Compensation Committee expects to review the results of the vote and take them into consideration when making future decisions regarding executive compensation. Currently, advisory “Say-on-Pay” votes are scheduled to be held once every year, with the 2016 vote to occur at our 2016 annual meeting of shareholders.
We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation of the named executive officers of the Company as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
The approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on such proposal at the 2015 annual meeting.

The Board of Directors of Materion Corporation unanimously recommends a vote FOR Proposal 3 relating to the advisory vote to approve named executive officer compensation.

SHAREHOLDER PROPOSALS
We must receive by November 27, 2015 any proposal of a shareholder intended to be presented at the 2016 annual meeting of Materion Corporation’s shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2016 annual meeting pursuant to Rule 14a-8 under the Exchange Act. These proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2016 annual meeting must be received by us on or before the date determined in accordance with our code of regulations or they will be considered untimely under Rule 14a-4(c) of the Exchange Act. Under our code of regulations, proposals generally must be received by us no fewer than 60 and no more than 90 days before an annual meeting. However, if the date of a meeting is more than ten days from the anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, proposals must be received within ten days from the date of our notice. Our proxy related to the 2015 annual meeting of Materion Corporation’s shareholders will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the processes of Rule 14a-8 received by us after the date determined in accordance with our code of regulations.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 6, 2015.
This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our 2014 Annual Report, are available free of charge at http://investor.shareholder.com/materion/annuals.cfm.
OTHER MATTERS
We do not know of any matters to be brought before the meeting except as indicated in the notice. However, if any other matters properly come before the meeting for action of which we did not have notice prior to March 7, 2015, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.
By order of the Board of Directors,
MATERION CORPORATION
Michael C. Hasychak
Secretary
Mayfield Heights, Ohio
March 26, 2015

Appendix A
Materion Corporation
Reconciliation of Non-GAAP Measure - Profitability
(Unaudited)

(millions, except per share amounts)
	2014	2013
Operating profit	$57.0	$26.8
Net income	41.7	19.7
EPS - Diluted	$2.00	$0.94

Facility Closure and Reorganization Costs (benefits)
Cost of goods sold	$0.2	$1.3
SG&A	0.8	2.3
Other-net	(2.6)	1.4
Recovery from insurance and other litigation, net of expenses
Selling, general and administrative	3.9	—
Other-net	(10.8)	—
Total Special Items	(8.5)	4.9
Special Items - net of tax	(5.6)	3.4
Tax Special Item	(1.8)	—

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$637.1	$609.1
Gross margin	206.1	189.3
Gross margin % of VA	32.4%	31.1%
Operating profit	48.5	31.8
Operating profit adjusted for MIP payouts*	57.8	37.3
Operating profit % of VA, adjusted for MIP payouts	9.1%	6.1%
Net income	34.3	23.1
EPS - Diluted	$1.65	$1.10
*Excludes expenses associated with the facility closure and product rationalization initiatives, which carried over into 2014.

MATERION

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

**The Board of Directors Recommends a vote FOR all the nominees in Proposal 1 and a vote FOR Proposals 2 and 3.**

**1.** Election of directors: 01 Richard J. Hipple 02 William B. Lawrence 03 Geoffrey Wild

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

*Please fold here – Do not separate*

**(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)**

**3.** To approve, by non-binding vote, named executive officer compensation ☐ For ☐ Against ☐ Abstain

**THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.**

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MATERION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 6, 2015

8:00 A.M.

Grand Americana Hotel
555 South Main Street
Salt Lake City, UT 84111

Materion Corporation
6070 Parkland Blvd.
Mayfield Heights, OH 44124

# proxy

**This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 6, 2015.**

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

**If no choice is specified, the proxy will be voted "FOR" all the nominees in Proposal 1 and "FOR" Proposals 2 and 3.**

By signing the proxy, you revoke all prior proxies and appoint Richard J. Hipple and Michael C. Hasychak, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

## Vote by Internet, Telephone or Mail
## 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

**INTERNET/MOBILE**
www.proxypush.com/mtrn

Use the Internet to vote your proxy until 11:59 p.m. (ET) on May 5, 2015.

**PHONE**
**1-866-883-3382**

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 5, 2015.

**MAIL**

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

**If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.**